UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CRANE CO.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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CRANE CO. 100 FIRST STAMFORD PLACE STAMFORD CONNECTICUT 06902

March 16, 2015

DEAR CRANE CO. SHAREHOLDER:

Crane Co. cordially invites you to attend the Annual Meeting of Shareholders of Crane Co., at 10:00 a.m., Eastern Daylight Time, on Monday, April 27, 2015 in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations, and there will be an opportunity for discussion of Crane Co. and its activities. Our 2014 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting, regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the internet address or the toll-free telephone number on the proxy card.

Sincerely,

R.S. EVANS

Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 27, 2015.

THIS PROXY STATEMENT AND THE 2014 ANNUAL REPORT TO SHAREHOLDERS

ARE AVAILABLE AT

WWW.CRANECO.COM/AR

CRANE CO.

100 FIRST STAMFORD PLACE

STAMFORD, CONNECTICUT 06902

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 27, 2015

March 16, 2015

To the Shareholders of Crane Co.:

THE ANNUAL MEETING OF SHAREHOLDERS OF CRANE CO. will be held in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut on Monday, April 27, 2015 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect four directors to serve for three-year terms until the Annual Meeting of Shareholders in 2018;

2.	To consider and vote on a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for Crane Co. for 2015;

3.	To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation paid by the Company to certain executive officers; and

4.	To conduct any other business that properly comes before the meeting, in connection with the foregoing or otherwise.

The Board of Directors has fixed the close of business on February 27, 2015 as the record date for the meeting; shareholders at that date and time are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting. A complete list of shareholders as of the record date will be open to the examination of any shareholder during regular business hours at the offices of Crane Co., 100 First Stamford Place, Stamford, Connecticut, for ten days before the meeting, as well as at the meeting.

In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the internet address or the toll-free telephone number on the enclosed proxy card.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT

Secretary

IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE WRITE FOR YOUR ADMISSION CARD TO THE CORPORATE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.

CRANE CO.

100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 27, 2015

GENERAL MEETING MATTERS

The Board of Directors of Crane Co. asks you to complete and return the enclosed proxy for use at the Annual Meeting of Shareholders to be held in the First Floor Conference Room at 200 First Stamford Place, Stamford, Connecticut, on Monday, April 27, 2015, at 10:00 a.m., Eastern Daylight Time, or at any postponement or adjournment of the meeting. This Proxy Statement and enclosed form of proxy are first being sent to shareholders on or about March 16, 2015.

Voting by Written Proxy.    Shares represented by the enclosed proxy, if properly executed, received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions indicated on the proxy.

Treatment of Unmarked Proxies.    If no directions are indicated on a properly executed and returned proxy with respect to any particular matter, the shares represented by the proxy will be voted for each nominee named in this Proxy Statement for election as a director; for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2015; and for the non-binding advisory vote regarding executive compensation, as the case may be. If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the discretion of the person or persons named in the proxy.

Revocation of Instructions.    A shareholder may revoke a proxy at any time before the vote is taken, either by written notice to the Corporate Secretary, by submitting a new proxy, or by casting a vote in person at the meeting.

Alternative Voting Methods.    As an alternative to using the written form of proxy, shareholders of record may vote by using the toll-free number listed on the enclosed proxy card, proving their identity by using the Personal Identification Number shown on the card. Alternatively, shareholders of record may give voting instructions at the website www.investorvote.com/cr. Both procedures allow shareholders to appoint the designated proxies to vote their shares and to confirm that their instructions have been properly recorded. The enclosed proxy card includes specific instructions to be followed by any shareholder of record wishing to vote by telephone or on the internet.

Shares Outstanding.    As of the close of business on February 27, 2015, the record date for determining shareholders entitled to vote at the Annual Meeting, Crane Co. had issued and outstanding 57,982,186 shares of common stock, par value $1.00 per share. Each share of Crane Co. common stock is entitled to one vote at the meeting. Information about the ownership of our common stock appears on pages 14 and 15.

Required Votes.    Nominees for the Board of Directors will be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the meeting. Each other matter to be voted upon at the meeting requires the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting.

Effect of Abstentions.    Shareholders may abstain from voting on any proposal expected to be brought before the meeting. Abstentions will have no effect on the election of directors, as each nominee will be elected if the number of votes cast in favor of such nominee exceeds the number of votes cast against such nominee. On all other matters, the choice that receives the majority of votes cast will be considered approved. Abstentions from voting are not treated as votes cast and therefore will have no effect on any of these proposals.

Effect of Broker Non-Votes.    Under the rules of the New York Stock Exchange, brokers holding shares for customers have authority to vote on certain matters even if the broker has not received instructions from the beneficial owner, but do not have such authority as to certain other matters (“broker non-votes”). Member firms of the Exchange may vote without specific instructions from beneficial owners on the ratification of the selection of auditors, but not on the election of directors or the approval, by a non-binding advisory vote, of the compensation paid by the Company to certain executive officers. Broker non-votes are counted for the purpose of convening a quorum but do not count as votes cast for or against a matter or as shares “entitled to vote,” and therefore will not affect the outcome of the voting at the meeting.

ITEM 1: ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members divided into three classes.

Donald G. Cook, R.S. Evans and Ronald C. Lindsay, who are current members of the Board, have been nominated for election by shareholders to hold office for three year terms until the Annual Meeting in 2018 and until their successors are elected and qualified. In addition, the Board has nominated Martin R. Benante for election by shareholders as a director and member of the class of directors whose terms expire at the Annual Meeting in 2018. If all of the nominees are elected at the Annual Meeting, the Board will consist of 11 members divided into three classes.

The Board believes that a company’s directors should possess and demonstrate, individually and as a group, an effective and diverse combination of skills and experience to guide the management and direction of the Company’s business and affairs. The Board has charged the Nominating and Governance Committee with responsibility for evaluating the mix of skills and experience of the Company’s directors and director nominees, as well as leading the evaluation process for the Board and its committees. In conducting its annual review of director skills and Board composition, the Nominating and Governance Committee determined and reported to the Board its judgment that the Board as a whole demonstrates a diversity of organizational experience, professional experience, education and other background, viewpoint, skills and other personal qualities and attributes that enables the Board to perform its duties in a highly effective manner. The Nominating and Governance Committee also considers the Board’s overall diversity of experience, education, background, skills and attributes when identifying and evaluating potential director nominees.

The Nominating and Governance Committee has proposed, and the Board of Directors recommends, that each of the four nominees be elected to the Board. If, before the meeting, any nominee becomes unavailable for election as a director, the persons named in the enclosed form of proxy will vote for whichever nominee, if any, the Board of Directors recommends to fill the vacancy, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

NOMINEES AND CONTINUING DIRECTORS

Shown below for each of the nominees for election and for each of those directors whose terms will continue are the individual’s:

•	Age as of February 27, 2015, the record date for the Annual Meeting,

•	Period of service as a Crane Co. director (if already a member of the Board),

•	Position with Crane Co., if any, and business experience during at least the past five years,

•	Directorships in other public companies during at least the past five years, and

•

Areas of experience and qualifications that led the Nominating and Governance Committee and the Board to the conclusion that the individual should serve, or continue to serve, as a director of Crane Co.

Holdings of Crane Co. stock as of February 27, 2015 are also shown, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, which includes shares subject to stock options exercisable within 60 days and Deferred Stock Units that will vest within 60 days.

No director beneficially owns more than 1% of the outstanding shares of common stock. For more information on shareholdings of directors and officers, please see “Beneficial Ownership of Common Stock by Directors and Management,” beginning on page 15.

Common Shares Beneficially Owned
Nominees to be Elected for Terms to Expire in 2018

MARTIN R. BENANTE	—

Age 62; nominee for Director, brought to the attention of the Nominating and Governance Committee by a search firm engaged by the Committee. Chairman of the Board of Directors from 2000 to December 2014, and Chief Executive Officer from 2000 to December 2013, Curtiss-Wright Corporation, Charlotte, NC (supplier of highly engineered products and services to commercial, industrial, defense and energy markets).

Other directorships: Curtiss-Wright Corporation since 1999.

Relevant skills and experience: strategic, operational and managerial expertise gained throughout a more than 35-year career with an industrial manufacturer serving markets similar to those of the Company.

DONALD G. COOK	16,740

Age 68; Director since 2005. General, United States Air Force (Retired).

Other directorships: Burlington Northern Santa Fe Corporation from 2005 to 2010; Beechcraft LLC (formerly Hawker Beechcraft Inc.) from 2007 to 2013; USAA Federal Savings Bank since 2007; U.S. Security Associates, Inc. since November 2011.

Relevant skills and experience: experience with organizational and intellectual capital matters gained throughout an extensive career with the United States Air Force.

R. S. EVANS	456,085

Age 70; Director since 1979. Chairman of the Board of Crane Co. since 2001. Chairman and Chief Executive Officer of Crane Co. from 1984 to 2001.

Other directorships: HBD Industries, Inc. since 1989; Huttig Building Products, Inc. since 1999.

Relevant skills and experience: unique familiarity with the operations, history and culture of the Company gained as its former Chief Executive Officer and as its Chairman of the Board of Directors.

Common Shares Beneficially Owned

RONALD C. LINDSAY	3,989

Age 56; Director since 2013. Chief Operating Officer, Eastman Chemical Company, Kingsport, TN (manufacturer of specialty chemicals, plastic compounds and acetate fibers) since January 2014. Positions of increasing responsibility with Eastman Chemical from 1980, including Senior Vice President from 2006 to 2009 and Executive Vice President from 2009 to 2013.

Other directorships: none.

Relevant skills and experience: operational, sales and manufacturing expertise gained by extensive senior executive experience with large industrial manufacturer.

Directors Whose Terms Expire in 2017

E. THAYER BIGELOW	53,671

Age 73; Director since 1984. Managing Director, Bigelow Media, New York, NY (advisor to media and entertainment companies) since 2000 and Senior Advisor, Time Warner Inc., New York, NY (media and entertainment) since 1998.

Other directorships: Huttig Building Products, Inc. since 1999; Lord Abbett & Co. Mutual Funds since 1994 (Lead independent director, and Chairman since 2013) (Lord Abbett family of 42 mutual funds); Expo TV, Inc. since 2010; Adelphia Communications, Inc. from 2003 (post-Chapter 11 filing) to 2007; R. H. Donnelly, Inc. from 2009 to 2010.

Relevant skills and experience: operational and financial expertise gained by extensive experience as senior executive and financial officer of and advisor to media and entertainment companies; expertise in management and governance matters gained as a director of public companies.

PHILIP R. LOCHNER, JR.	25,001

Age 71; Director since 2006. Director of public companies. Senior Vice President and Chief Administrative Officer, Time Warner, Inc., New York, NY (media and entertainment) from 1991 to 1998. A Commissioner of the Securities and Exchange Commission from 1990 to 1991.

Other directorships: Adelphia Communications from 2005 (post-Chapter 11 filing) to 2008; Apria Healthcare Group Inc. from 1998 to 2008; Gtech Holdings Corporation from 2001 to 2006; Monster Worldwide, Inc. from 2006 to 2008; Solutia Inc. from 2002 to 2008; Clarcor Inc. since 1999; CMS Energy Corporation since 2005; Gentiva Health Services, Inc. since 2009.

Relevant skills and experience: legal and administrative expertise gained as senior executive of public company (including certain responsibility for internal audit, shareholder relations, legal, public affairs, compensation and benefits, governance, real estate and other administrative matters); expertise in securities and disclosure matters gained as a Commissioner of the Securities and Exchange Commission; expertise in management and governance matters gained as a director of public companies.

MAX H. MITCHELL	248,001

Age 51; Director since 2014. President and Chief Executive Officer of the Company since January 2014; President and Chief Operating Officer from January 2013 to January 2014; Executive Vice President and Chief Operating Officer from May 2011 to January 2013; Group President, Fluid Handling segment of the Company from 2005 to October 2012. Vice President, Operational Excellence of the Company from 2004 to 2005.

Other directorships: none.

Relevant skills and experience: comprehensive knowledge of the Company’s culture and operations gained from successive positions as head of its Operational Excellence system, president of its largest segment, its President and Chief Operating Officer and now Chief Executive Officer.

Common Shares Beneficially Owned

Directors Whose Terms Expire in 2016

RICHARD S. FORTÉ	37,560

Age 70; Director since 1983. Retired. Chairman, Forté Cashmere Company, South Natick, MA (importer and manufacturer) from 2002 to 2004.

Other directorships: HBD Industries, Inc. since 2013; Huttig Building Products, Inc. since 1999.

Relevant skills and experience: operational, sales and manufacturing expertise gained as chairman and chief executive officer of importing/manufacturing enterprises.

ELLEN MCCLAIN	3,267

Age 50; Director since 2013. President from May 2012 to April 2013, and Chief Operating Officer from September 2011 to April 2013, Executive Vice President from September 2011 to May 2012, and Senior Vice President and Chief Financial Officer from 2009 to September 2011, of New York Racing Association, Inc., Ozone Park, NY (operator of thoroughbred racetracks). Vice President, Finance, Hearst-Argyle Television, Inc., New York, NY (operator of local television stations) from 2004 to 2009.

Other directorships: none.

Relevant skills and experience: financial and organizational expertise gained as chief financial officer of public and private enterprises.

JENNIFER M. POLLINO	3,267

Age 50; Director since 2013. Executive Coach and Consultant, JMPollino LLC, Charlotte, N.C. since July 2012. Executive Vice President, Human Resources and Communications, Goodrich Corporation, Charlotte, NC (diversified manufacturer) from 2005 to July 2012.

Other directorships: Wesco Aircraft Holdings, Inc. since 2014; Society for Human Resources Management.

Relevant skills and experience: broad experience with governance, intellectual capital and organizational issues, as well as financial expertise, gained in over 20 years as senior executive and general manager with large manufacturer of aerospace products; financial expertise gained as controller of savings and loan association and field accounting officer at Resolution Trust Corporation; certified public accountant.

JAMES L. L. TULLIS	24,303

Age 67; Director since 1998. Chief Executive Officer, Tullis-Dickerson & Co., Inc., Greenwich, CT since 1986, and Tullis Health Investors FL, LLC, North Palm Beach, FL since 2012 (venture capital investments in the health care industry).

Other directorships: Viacell, Inc. from 2005 to 2007; Lord Abbett & Co. Mutual Funds since 2006 (Lord Abbett family of 42 mutual funds).

Relevant skills and experience: financial and organizational expertise gained as chief executive officer of venture capital investment group; expertise in management, strategy and governance matters gained as director of public and private companies.

CORPORATE GOVERNANCE MATTERS

The Board of Directors has adopted Corporate Governance Guidelines which reflect the Board’s commitment to monitor the effectiveness of policy-making and decision-making both at the Board and management level, with a view to enhancing long-term shareholder value. The Corporate Governance Guidelines are available on our website at www.craneco.com/GovernanceGuidelines.

Board Leadership Structure.    Our Corporate Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes that effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles. Since 2001, these leadership roles have been filled separately by our non-executive Chairman of the Board, Mr. Evans, and by our former Chief Executive Officer, Eric C. Fast, who held the position from 2001 through January 2014, and Mr. Mitchell, who was elected Chief Executive Officer effective January 31, 2014. To assist in defining this leadership structure, the Board adopted a position description for the role of the non-executive Chairman of the Board, which is incorporated into our Corporate Governance Guidelines. The principal duties are as follows:

•	Provide leadership to the Board and ensure that each director is making an appropriate contribution;

•

Guide the Board’s discharge of its duties, including monitoring risk management and compliance activities, reviewing corporate strategy and evaluating senior management performance and succession planning;

•	Chair meetings of the Board of Directors and the Annual Meeting of Shareholders;

•	Organize and approve the agendas for Board meetings based on input from directors and the Chief Executive Officer; and

•	Conduct a performance evaluation of the Board.

The Board believes this leadership structure has afforded the Company an effective combination of internal and external experience, continuity and independence that has served the Board and the Company well.

Board Role in Oversight of Risk.    The Board recognizes its duty to assure itself that the Company has effective procedures for assessing and managing risks to the Company’s operations, financial position and reputation, including compliance with applicable laws and regulations. The Board has charged the Audit Committee with the responsibility for monitoring the Company’s processes and procedures for risk assessment, risk management and compliance, including regular reports on any violations of law or Company policies and consequent corrective action. The Audit Committee receives presentations regarding these matters from management at each in-person meeting (at least quarterly). The Company’s Director of Compliance and Ethics, as well as the Chief Audit Executive, has a direct reporting relationship to the Audit Committee. The Chair of the Audit Committee reports any significant matters to the Board as part of his reports on the Committee’s meetings and activities. The Management Organization and Compensation Committee of the Board has established a process for assessing the potential that the Company’s compensation plans and practices may encourage executives to take risks that are reasonably likely to have a material adverse effect on the Company. The conclusions of this assessment are set forth in the Compensation Discussion and Analysis under the heading “Compensation Risk Assessment” on page 36. In addition, the Board schedules an annual presentation by management on the Company’s risk management practices. The Board also receives reports from management at each meeting regarding operating results, the Company’s asbestos liability, pending and proposed acquisition and divestiture transactions (each of which must be approved by the Board before completion), capital expenditures and other matters.

Conflicts of Interest; Transactions with Related Persons.    Crane Co. has established Conflict of Interest Policies: CP-103, to which all officers and salaried employees are subject, and CP-103D, to which non-employee directors are subject. Those who are subject to the policies are required to disclose to the General Counsel in writing each outside relationship, activity and interest that creates a potential conflict of interest, including prior disclosure of transactions with third parties. The General Counsel will determine whether the matter does or does not constitute an impermissible conflict of interest, or may in his discretion refer the question to the Nominating and Governance Committee, which will review the facts and make a recommendation to the Board. All directors, executive officers and other salaried employees are required to certify in writing each year whether they are personally in compliance with CP-103 or CP-103D, as applicable, and whether they have knowledge of any other person’s failure to comply. In addition, each director and executive officer is required to complete an annual questionnaire which calls for disclosure of any transactions above a stated amount in which Crane Co. or a Crane Co. affiliate is or is to be a participant on the one hand, and in which the director or officer or any member of his or her family has a direct or indirect material interest on the other. The Board of Directors is of the opinion that these procedures in the aggregate are sufficient to allow for the review, approval or ratification of any “Transactions with Related Persons” that would be required to be disclosed under applicable Securities and Exchange Commission rules.

Attendance.    The Board of Directors met eight times during 2014. Each director attended over 85% of the Board and Committee meetings held in the period during which he or she was a director and Committee member. In addition, it is Crane Co.’s policy that each of our directors attend the Annual Meeting; all directors were in attendance at the 2014 Annual Meeting.

Executive Sessions of Non-Management Directors.    Four of the meetings of the Board during 2014 included executive sessions without management present, presided over by R. S. Evans, Chairman of the Board. Crane’s Corporate Governance Guidelines require our non-management directors to meet in executive session without management on a regularly scheduled basis, but not less than two times a year. The Chairman of the Board presides at executive sessions, unless he is a member of management, in which case the presiding person at executive sessions rotates on an annual basis among the Chairs of the Nominating and Governance Committee, the Audit Committee and the Management Organization and Compensation Committee. If the designated person is not available to chair an executive session, then the non-management directors select a person to preside.

Share Ownership Guidelines for Directors.    The Board of Directors has adopted share ownership guidelines which require each director to hold shares of Crane Co. stock having a fair market value not less than five times the cash portion of the annual retainer for directors, currently $50,000. A director must have attained this ownership level by the fifth anniversary of his or her first election as a director. As of the Record Date, all directors who had attained their fifth anniversary of service were in compliance with this ownership guideline.

Shareholder Communications with Directors.    The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any Chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any individual director or group or committee of directors by either name or title. All such correspondence should be sent to Crane Co., c/o Corporate Secretary, 100 First Stamford Place, Stamford, CT 06902. To communicate with any of our directors electronically, shareholders should use the following e-mail address: adupont@craneco.com.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents will be forwarded promptly to the addressee unless they are in the nature of advertising or promotion of a product or service, or are patently offensive or irrelevant. To the extent that the communication involves a request for information, such as an inquiry about Crane Co. or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Independent Status of Directors

Standards for Director Independence.    No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Crane Co. The Board has adopted the standards set forth below in order to assist the Nominating and Governance Committee and the Board itself in making determinations of director independence. Any of the following relationships would preclude a director from qualifying as an independent director:

•

The director is or was an employee, or the director’s immediate family member is or was an executive officer, of Crane Co. other than as an interim Chairman or interim CEO, unless at least three years have passed since the end of such employment relationship.

•

The director is an employee, or the director’s immediate family member is an executive officer, of an organization (other than a charitable organization) that in any of the last three completed fiscal years made payments to, or received payments from, Crane Co. for property or services, if the amount of such payments exceeded the greater of $1 million or 2% of the other organization’s consolidated gross revenues.

•

The director has received, or the director’s immediate family member has received, direct compensation from Crane Co., if the director is a member of the Audit Committee or the amount of such direct compensation received during any twelve-month period within the preceding three years has exceeded $120,000 per year, excluding (i) director and committee fees and pension and other forms of deferred compensation for prior services (so long as such compensation is not contingent in any way on continued service); (ii) compensation received as interim Chairman or CEO; or (iii) compensation received by an immediate family member for service as a non-executive employee of Crane Co.

•

The director is a current partner of or employed by, or the director’s immediate family member is a current partner of, or an employee who personally works on the audit of Crane Co. at, a firm that is the internal or external auditor of Crane Co., or the director was, or the director’s immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Crane Co. audit at that time.

•

The director is or was employed, or the director’s immediate family member is or was employed, as an executive officer of another organization, and any of Crane Co.’s present executive officers serves or served on that other organization’s compensation committee, unless at least three years have passed since the end of such service or the employment relationship.

•

The director is a member of a law firm, or a partner or executive officer of any investment banking firm, that has provided services to Crane Co., if the director is a member of the Audit Committee or the fees paid in any of the last three completed fiscal years or anticipated for the current fiscal year exceed the greater of $1 million or 2% of such firm’s consolidated gross revenues.

The existence of any relationship of the type referred to above, but at a level lower than the thresholds referred to, does not, if entered into in the ordinary course of business, preclude a director from being independent. The Nominating and Governance Committee and the Board review all relevant facts and circumstances before concluding that a relationship is not material or that a director is independent.

Crane Co.’s Standards for Director Independence, along with its Corporate Governance Guidelines and Code of Ethics, which applies to Crane Co.’s directors and to all officers and other employees, including our chief executive officer, chief financial officer and controller, are available on our website at www.craneco.com/governance. Crane Co. intends to satisfy any disclosure requirements concerning amendments to, or waivers of, the Code of Ethics by posting such information at that website address.

Independence of Directors.    The Nominating and Governance Committee has reviewed whether any of the directors, other than Mr. Mitchell, has any relationship that, in the opinion of the Committee, (i) is material (either directly or as a partner, shareholder or officer of an organization that has a relationship with Crane Co.) and, as such, would be reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a director or (ii) would otherwise cause such person not to qualify as an “independent” director under the rules of the NYSE and, in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the associated rules. The Nominating and Governance Committee determined that all of Crane Co.’s current directors and all persons who served as a director of Crane Co. at any time during 2014, other than Mr. Mitchell and Mr. Fast, are independent in accordance with the foregoing standards, and the Board of Directors has reviewed and approved the determinations of the Nominating and Governance Committee. Mr. Mitchell is Chief Executive Officer of Crane Co., and Mr. Fast was Chief Executive Officer until his retirement on January 31, 2014.

In reaching their determinations regarding the independence of the other directors, the Committee and the Board applied the Standards for Director Independence described above and determined that there were no transactions that were likely to affect the independence of those directors’ judgment.

Committees of the Board; Charters

The Board of Directors has established an Audit Committee, a Management Organization and Compensation Committee and a Nominating and Governance Committee. Copies of the charters of these committees are available on our website at www.craneco.com/CharterAudit; www.craneco.com/CharterCompensation and www.craneco.com/CharterNominating, respectively. The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily convened. The memberships of these committees during 2014 were as follows:

Executive Committee:	Audit Committee:
• E. T. Bigelow	• E. T. Bigelow (Chair)
• R. S. Evans (Chair)	• P. R. Lochner, Jr.
• M. H. Mitchell	• E. McClain
• J. M. Pollino

Management Organization and Compensation Committee:	Nominating and Governance Committee:
• D. G. Cook	• D. G. Cook
• R. C. Lindsay	• R. S. Forte (Chair)
• J. M. Pollino (since April 2014)	• P. R. Lochner, Jr.
• J. L. L. Tullis (Chair)	• E. McClain (since October 2014)
• J. L. L. Tullis (to October 2014)

Audit Committee.    The Audit Committee is the Board’s principal agent in fulfilling legal and fiduciary obligations with respect to matters involving Crane Co.’s accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee has the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors. The Audit Committee met eight times in 2014, including three meetings by conference telephone to review quarterly financial information, with Crane Co.’s management, internal auditors and independent accountants to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of audits. The Audit Committee’s report appears beginning on page 18.

Audit Committee—Qualifications.    All members of the Audit Committee meet the independence and expertise requirements of the New York Stock Exchange, and all qualify as “independent” under the provisions of Securities and Exchange Commission Rule 10A-3. In addition, the Board of Directors has determined that each of Mr. Bigelow, Ms. McClain and Ms. Pollino is an “audit committee financial expert” as defined in regulations of the Securities and Exchange Commission.

Management Organization and Compensation Committee.    The duties of the Management Organization and Compensation Committee include: coordinating the annual evaluation of the Chief Executive Officer; recommending to the Board of Directors all actions regarding compensation of the Chief Executive Officer; approving the compensation of other named executive officers and reviewing the compensation of other officers and business unit presidents; reviewing director compensation; administering the annual incentive compensation plans and stock incentive plan; reviewing and approving any significant changes in or additions to compensation policies and practices; and reviewing management development and succession planning policies.

All members of the Management Organization and Compensation Committee meet the independence requirements of the New York Stock Exchange. The Management Organization and Compensation Committee met six times in 2014. The Management Organization and Compensation Committee’s report appears on page 37.

Nominating and Governance Committee.    The duties of the Nominating and Governance Committee include developing criteria for selection of and identifying potential candidates for service as directors, policies regarding tenure of service and retirement for members of the Board of Directors and responsibility for and oversight of corporate governance matters. All members of the Nominating and Governance Committee meet the independence requirements of the New York Stock Exchange. The Nominating and Governance Committee met five times in 2014.

Independence of Committee Members.    As noted above, each of the members of the Audit Committee, the Nominating and Governance Committee and the Management Organization and Compensation Committee is independent under applicable rules of the NYSE and in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the associated rules.

Executive Committee.    The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily convened. The Executive Committee may exercise any of the powers of the Board of Directors, except for (i) approving an amendment of the Certificate of Incorporation or By-Laws, (ii) adopting an agreement of merger or sale of all or substantially all of Crane Co.’s assets or dissolution of Crane Co., (iii) filling vacancies on the Board or any committee thereof or (iv) electing or removing officers. The Executive Committee did not meet during 2014.

Director Nominating Procedures

Our Corporate Governance Guidelines provide that the Board should generally have from nine to twelve directors, a substantial majority of whom must qualify as independent directors under the listing standards of the NYSE.

Criteria for Board Membership.    Criteria for Board membership take into account skills, expertise, integrity, diversity and other qualities which are expected to enhance the Board’s ability to manage and direct Crane Co.’s business and affairs. In general, nominees for director should have an understanding of the workings of large business organizations such as Crane Co., and senior level executive experience as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. A director who serves as a chief executive officer should not serve on more than two public company boards in addition to our Board, and other directors should not sit on more than four public company boards in addition to our Board. The members of the Audit Committee should not serve on more than two other audit committees of public companies.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. In this process, the Committee will consider potential candidates proposed by other members of the Board, by management or by shareholders, and the Committee has the sole authority to retain a search firm to assist in this process, at Crane Co.’s expense.

Nominations by Shareholders.    In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. A shareholder proposing to nominate a director must provide us with the following information about the nominating stockholder and the director nominee, and must update such information as of the record date for the meeting:

•

the number of shares of Company stock, including details regarding any derivative securities, held by the nominating shareholder and the director nominee and any of their respective affiliates or associates;

•	a description of any agreement regarding how the director nominee would vote, if elected, on a particular matter, including a representation that there are no other understandings;

•	a description of any agreement with respect to compensation as a director from any person other than Crane Co., including a representation that there are no other understandings;

•	a representation that the director nominee will comply with all publicly disclosed Board policies, including those relating to confidentiality;

•	a completed questionnaire similar to the one required of existing directors, a copy of which the Corporate Secretary will provide upon request;

•	a description of any material interest the nominating shareholder has in any such nomination; and

•	any other information about the proposed candidate that would, under the SEC’s proxy rules, be required to be included in our proxy statement if the person were a nominee.

Such notice must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected.

Any shareholder recommendation for next year’s Annual Meeting, together with the information described above, must be sent to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902 and, in order to allow for timely consideration, must be received by the Corporate Secretary no earlier than December 29, 2015, and no later than January 28, 2016.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board, and the Committee believes that the person has the potential to be a good candidate, the Committee would seek to gather information from or about the person, review the person’s accomplishments and qualifications in light of any other candidates that the Committee might be considering, and, as appropriate, conduct one or more interviews with the person. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a prospective candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Majority Voting for Directors and Resignation Policy

Our By-Laws provide that nominees for director and directors running for re-election to the Board without opposition must receive a majority of votes cast. Any director who fails to receive the required number of votes for re-election is required by Crane Co. policy to tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee. The Committee will consider such tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why shareholders voted against such director’s re-election, the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.

COMPENSATION OF DIRECTORS

The members of the Board of Directors, other than Mr. Evans and Mr. Mitchell (and previously, Mr. Fast), receive the following compensation:

•

A retainer of $160,000 per year, payable $50,000 in cash and $110,000 in the form of Deferred Stock Units (“DSUs”) of equivalent value; the terms of DSUs are described immediately below. A director may also elect to receive 100% of the retainer in DSUs;

•	A meeting fee of $2,000 for each Board meeting attended;

•	A meeting fee of $2,000 for each Committee meeting attended;

•	A retainer of $12,500 per year for the Chair of the Audit Committee;

•	A retainer of $7,500 for each of the Chair of the Management Organization and Compensation Committee and the Chair of the Nominating and Governance Committee; and

•	A retainer of $2,000 per year for each member of the Executive Committee.

The compensation of Mr. Mitchell, who is Chief Executive Officer in addition to having been a Director since January 31, 2014, and of Mr. Fast, who was Chief Executive Officer and a Director until January 31, 2014, is shown in the Summary Compensation Table on page 38.

Mr. Evans, the non-executive Chairman of the Board, receives a retainer in the amount of $225,000 for his service pursuant to an agreement under which the Company also provides him with an office, office assistant and technical support. The annual retainer payable to the Chairman of the Board is paid 50% in cash (in monthly installments) and 50% in Deferred Stock Units (the Chairman of the Board may elect to take 100% of his annual retainer in Deferred Stock Units). The Company also has a time-sharing agreement with Mr. Evans under which he is permitted personal use of the corporate aircraft, for which he reimburses the Company the aggregate incremental cost. See “Other Agreements and Information—Use of Company Aircraft” on page 50.

Deferred Stock Units (“DSUs”) are issued each year as of the date of the Annual Meeting; are forfeitable if the director ceases to remain a director until Crane Co.’s next Annual Meeting, except in the case of death, disability or change in control; and entitle the director to receive an equivalent number of shares of Crane Co. stock upon the director’s ceasing to be a member of the Board. In April 2014, each non-employee director received DSUs pursuant to this plan: Mr. Evans received 1,602 DSUs, one director who had elected to receive the entire retainer in DSUs received 2,278 DSUs, and the remaining non-employee directors each received 1,566 DSUs.

Updated Director Compensation Program

In December 2014, the Management Organization and Compensation Committee requested that its independent compensation consultant, Frederick W. Cook & Co., Inc. (“Cook & Co.”), conduct a competitive peer review of the Company’s compensation program for non-employee directors, including both the components and the amounts of compensation. Based on the report of Cook & Co., the Committee recommended and the Board of Directors approved certain changes to the director compensation program to align with prevailing market practices. The principal element of change is to eliminate meeting fees and compensate directors solely through annual retainers.

Effective at the Annual Meeting, the compensation of non-employee directors will be changed as follows:

•	The annual retainer will be $185,000 per year, payable $70,000 in cash and $115,000 in DSUs (or 100% in DSUs at the election of the director);

•

The annual retainers for the committee chairs will be $20,000 for the Chair of the Audit Committee and $15,000 for the Chairs of the Management Organization and Compensation Committee and the Nominating and Governance Committee;

•

Members of the committees other than committee chairs will receive annual retainers of $10,000 for serving on the Audit Committee, $7,500 for serving on the Management Organization and Compensation Committee or the Nominating and Governance Committee and $2,000 for serving on the Executive Committee;

•	No meeting fees will be paid unless the total number of meetings exceeds three more than the regularly scheduled meetings of the Board of Directors and the relevant committees; and

•	The Non-Executive Chairman will receive the same annual retainer as a non-employee director plus an incremental retainer of $100,000 payable in cash (or 100% in DSUs at the election of the Chairman).

Director Compensation in 2014

The following table shows the compensation in 2014 of all directors except for Mr. Mitchell, who has been Chief Executive Officer since January 31, 2014, and Mr. Fast, who was Chief Executive Officer until January 31, 2014, whose compensation is shown in the Summary Compensation Table on page 38.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
E. T. Bigelow	$94,504	$123,298	$217,802
D. G. Cook	$86,000	$123,298	$209,298
R. S. Evans	$112,500	$119,991	$232,491
R. S. Forté	$83,500	$124,570	$208,070
R. C. Lindsay	$36,500	$164,291	$200,791
P. R. Lochner, Jr.	$92,000	$130,256	$222,256
E. McClain	$80,012	$113,594	$193,606
R. F. McKenna (3)	$11,875	$5,058	$16,933
J. M. Pollino	$84,012	$113,594	$197,606
J. L. L. Tullis	$91,625	$123,298	$214,923

(1)	Directors who are not employees of Crane Co. received a standard retainer of $160,000 per year, $50,000 of which is payable in cash and $110,000 in DSUs. Directors may elect to receive the full annual retainer in DSUs. In addition, non-employee directors received a retainer of $7,500 per year for service as Chair of a Committee of the Board ($12,500 for service as the Chair of the Audit Committee), $2,000 per year for service as a member of the Executive Committee, and $2,000 for each Board and committee meeting attended. Mr. Evans received a retainer of $225,000 for his service as non-executive Chairman of the Board, 50% in cash and 50% in DSUs.

(2)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of DSUs made during the indicated year. Awards of DSUs during 2014, all pursuant to the 2013 Stock Incentive Plan (together with any predecessor equity compensation plans of the Company, the “Stock Incentive Plan”), were as follows:

•

1,566 DSUs to each of Messrs. Bigelow, Cook, Forte, Lochner and Tullis, and Ms. McClain and Ms. Pollino; 2,278 DSUs to Mr. Lindsay; and 1,602 DSUs to Mr. Evans on April 28 in connection with the Annual Meeting;

•

An aggregate of 187.14 additional DSUs to each of Messrs. Bigelow, Cook and Tullis; 105.11 additional DSUs to Mr. Evans; 205.02 additional DSUs to Mr. Forte; 60.43 additional DSUs to Mr. Lindsay; 284.95 additional DSUs to Mr. Lochner; and 50.72 additional DSUs to Ms. McClain and Ms. Pollino, all in connection with the payment of regular quarterly dividends on Crane Co. stock on March 10, June 10, September 9 and December 10; and

•	69.54 additional DSUs to Mr. McKenna, in connection with the payment of a regular quarterly dividend on Crane Co. stock on March 10.

The grant date fair value of each DSU granted on April 28, 2014 was $70.24.

At December 31, 2014, each non-employee director held DSUs as follows:

Mr. Bigelow	11,052.95
Gen. Cook	11,052.95
Mr. Evans	6,378.16
Mr. Forté	12,073.77
Mr. Lindsay	3,985.79
Mr. Lochner	16,636.84
Ms. McClain	3,264.08
Mr. McKenna	16,931.35
Ms. Pollino	3,264.08
Mr. Tullis	11,052.95

The assumptions on which this valuation is based are set forth in Note 13 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2015.

(3)	Mr. McKenna retired from the Board of Directors on April 28, 2014.

PRINCIPAL SHAREHOLDERS OF CRANE CO.

The following table sets forth the ownership by each person who owned of record or was known by Crane Co. to own beneficially more than 5% of our common stock on February 27, 2015.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Crane Fund (1) 100 First Stamford Place Stamford, CT 06902	7,778,416		13.4%
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,464,472	(2)	7.7%
Common Stock	Boston Partners One Beacon Street, 30th Floor Boston, MA 02108	4,051,953	(3)	7.0%
Common Stock	Cramer Rosenthal McGlynn LLC 520 Madison Ave New York, NY 10022	3,197,055	(4)	5.5%
Common Stock	GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	3,130,236	(5)	5.4%

(1)	The Crane Fund, a trust established for the benefit of former employees, is managed by trustees appointed by the Board of Directors of Crane Co. The incumbent trustees are A.I. duPont, A. L. Frohning and R.A. Maue, all of whom are executive officers of Crane Co. Pursuant to the trust instrument, the shares held by the trust are voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its intended purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

(2)	As reported in a Schedule 13G filed January 12, 2015 by BlackRock, Inc., giving information on shareholdings as of December 31, 2014. According to the Schedule 13G BlackRock, Inc. has sole voting power over 4,087,699 shares, and sole dispositive power over 4,464,472 shares, of Crane Co. stock.

(3)	As reported in a Schedule 13G filed February 11, 2015 by Boston Partners, giving information on shareholdings as of December 31, 2014. According to the Schedule 13G Boston Partners has sole voting power over 3,484,600 shares, shared voting power over 15,540 shares, and sole dispositive power over 4,051,953 shares, of Crane Co. stock.

(4)	As reported in a Schedule 13G filed February 13, 2015 by Cramer Rosenthal McGlynn LLC, giving information on shareholdings as of December 31, 2014. According to the Schedule 13G Cramer Rosenthal McGlynn LLC has sole voting power over 3,407,385 shares, shared voting power over 149,670 shares, and sole dispositive power over 3,197,055 shares, of Crane Co. stock.

(5)	As reported in a Form 13F filed by GAMCO Investors, Inc. et al., giving information on shareholdings as of December 31, 2014. According to the Form 13F GAMCO Investors, Inc. has sole voting power over 2,942,161 shares, and shared voting power over 188,075 shares, of Crane Co. stock. According to documents previously filed with the Securities and Exchange Commission, GAMCO Investors, Inc. is a New York Stock Exchange-listed asset management and financial services company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

BY DIRECTORS AND MANAGEMENT

Crane Co. believes that officers and other key employees, in order to focus their attention on growth in shareholder value, should have a significant equity stake in the Company. We therefore encourage our officers and key employees to increase their ownership of and to hold Crane Co. stock through the Stock Incentive Plan and the Savings and Investment Plan, as discussed in the Compensation Discussion and Analysis on page 33. Directors also receive a majority of their annual retainer, and may elect to receive the entire retainer, in the form of Deferred Stock Units issued under the Stock Incentive Plan. Beneficial ownership of stock by the non-executive directors and nominees, the executive officers named in the Summary Compensation Table, all other executive officers as a group and all directors, nominees and executive officers of Crane Co. as a group as of February 27, 2015 is as follows:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership				Percent of Class	Share Units Under Incentive Stock Plans Vesting After 60 Days (2)
		Shares Owned Directly or Beneficially (1)	Stock Options and Deferred Stock Units Which Have Vested or Will Vest Within 60 Days	Shares in Company Savings Plan (401(k))	Total Shares Beneficially Owned
Common Stock	M. R. Benante	—	—	—	—	*	—
	E. T. Bigelow	27,108	26,563	—	53,671	*	—
	D. G. Cook	4,177	12,563	—	16,740	*	—
	R. S. Evans	449,704	6,381	—	456,085	*	—
	R. S. Forté	13,475	24,085	—	37,560	*	—
	R. C. Lindsay	—	3,989	—	3,989	*	—
	P. R. Lochner, Jr.	350	24,651	—	25,001	*	—
	E. McClain	—	3,267	—	3,267	*	—
	M. H. Mitchell	65,810	179,702	2,489	248,001	*	2,161
	J. M. Pollino	—	3,267	—	3,267	*	—
	J. L. L. Tullis	3,240	21,063	—	24,303	*	—
	R. A. Maue	22,087	65,509	1,493	89,089	*	4,107
	A. I. duPont	84,667	71,374	4,779	160,820	*	3,286
	L. V. Pinkham	5,298	13,308	423	19,029	*	9,817
	K. R. Salovaara	1,840	38,663	397	40,900	*	5,676
	E. C. Fast (3)	97,155	218,284	1,012	316,451	*
	Other Executive Officers (8 persons)	187,958	108,191	33,876	330,025	*	22,849
	Total—Directors,
	Nominees and Executive Officers as a Group (24 persons)	962,869	820,860	44,469	1,828,198	3.1%	47,896

*	Less than one percent.

(1)	Includes Crane Co. shares which are owned directly; shares which are owned by trusts or by family members and are attributable to the director or officer pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934; time-based restricted share units which will vest within 60 days; and retirement-based restricted stock held by Mr. duPont (7,700 shares) and one other executive officer (3,400 shares), which are subject to vesting as shown in footnote 2 to the 2014 Outstanding Equity Awards at Fiscal Year-End table on page 44, and are subject to forfeiture if established service conditions are not met.

(2)	Includes time-based RSUs vesting more than 60 days after the Record Date, which are subject to vesting as shown in footnote 2 to the 2014 Outstanding Equity Awards at Fiscal Year-End table on page 44, and are subject to forfeiture if established service conditions are not met. Performance-based RSUs, which will vest, if at all, on December 31, 2015, and December 31, 2016, are not included.

(3)	Mr. Fast retired as of January 31, 2014. Information in the table is based on the latest information available to Crane Co.

(4)	Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of Crane Co. above); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 582,470 shares of Common Stock held in trusts for the pension plans of Crane Co. and certain subsidiaries, which shares may be voted and disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. duPont, Mr. Maue and Ms. A. L. Frohning, all of whom are executive officers of Crane Co., are the trustees of The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 28, 2015, employees and former employees of Crane Co. held approximately 1,445,827 shares of Common Stock in the Crane Co. Savings and Investment Plan.

ITEM  2: RATIFICATION OF THE SELECTION OF AUDITORS

The Board of Directors proposes and recommends that the shareholders ratify the Audit Committee’s selection of the firm of Deloitte & Touche LLP as independent auditor for Crane Co. for 2015. Deloitte & Touche LLP has been Crane Co.’s independent auditor since 1979. Although ratification of this selection is not required by law, the Board of Directors believes that it is desirable as a matter of corporate governance. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment of Deloitte & Touche LLP as Crane Co.’s independent auditor. We expect that representatives of Deloitte & Touche LLP will attend the Annual Meeting, where they will have an opportunity to make a statement if they wish to do so and to respond to appropriate questions.

Unless otherwise directed by the shareholders, proxies that are properly executed and returned will be voted for approval of the ratification of Deloitte & Touche LLP to audit our consolidated financial statements for 2015.

PRINCIPAL ACCOUNTING FIRM FEES

Set forth below is a summary of the fees paid for the years ended December 31, 2014 and 2013 to Crane Co.’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2014	2013
	($ in thousands)
Audit fees (a)	$4,984	$4,857
Audit-related fees (b)	183	186
Tax fees (c)	964	564
All other fees (d)	2	5

Total	$6,133	$5,612

(a)	Audit services consisted of: (i) audit of Crane Co.’s annual financial statements; (ii) reviews of Crane Co.’s quarterly financial statements; (iii) Sarbanes-Oxley Act, Section 404 attestation matters; and (iv) statutory and regulatory audits, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)	Audit-related services consisted of (i) benefit plan audit fees paid by Crane Co., (ii) agreed-upon procedures reports and (iii) financial accounting and reporting consultations.

(c)	Fees for tax compliance services totaled $422 and $394 in 2014 and 2013, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Fees for tax planning and advice services totaled $542 and $170 in 2014 and 2013, respectively.

(d)	Fees for all other services billed consisted of fees for software licenses, and services related to inventory review procedures.

	2014	2013
Ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees and tax compliance fees	9.7%	3.2%
Percentage of non-audit services approved by the Audit Committee	100%	100%

REPORT OF AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Crane Co. All of the members of the Committee qualify as “independent” under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder.

The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to below do not assure that the audit of Crane Co.’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles or that Crane Co.’s auditors are in fact “independent.”

In discharging its oversight responsibility as to the audit process, the Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence. The Committee discussed with the auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Committee received a report on the quality control procedures of the independent auditors. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Crane Co.’s internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope. The Committee reviewed with management the risk assessment and risk management procedures of Crane Co., as well as the procedures and findings of Crane Co.’s compliance program.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and, both with and without members of management present, discussed and reviewed the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of Crane Co. as of and for the year ended December 31, 2014, with management and the independent auditors. Management is responsible for the preparation, presentation and integrity of Crane Co.’s financial statements, Crane Co.’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Crane Co.’s independent auditors are responsible for performing an independent audit of Crane Co.’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board of Directors that Crane Co.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

The Committee approved a policy regarding services by Crane Co.’s independent auditors, effective January 1, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors, the policy requires that a budget for such services be prepared by management and approved by the Committee at the beginning of each fiscal year, and any expenditure outside of the budget must also be approved by the Committee in advance. Pursuant to this policy, the Committee reviewed and approved the budget for the audit and other services to be provided by Deloitte & Touche LLP in 2015. The Committee also approved the reappointment of Deloitte & Touche LLP to serve as independent auditors; the Board of Directors concurred in such appointment, and directed that this action be presented to shareholders for ratification.

Submitted by:

The Audit Committee of the

Board of Directors of Crane Co.

E. Thayer Bigelow, Chair

Philip R. Lochner, Jr.

Ellen McClain

Jennifer M. Pollino

Incorporation by Reference.    The Audit Committee Report in this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not be deemed filed under those Acts, except to the extent that Crane Co. specifically incorporates any such matter in a filed document by reference.

ITEM  3: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

At the Company’s 2011 Annual Meeting of Shareholders, the Company’s shareholders voted on a proposal to recommend, by a non-binding vote, the frequency with which the shareholders of the Company will be asked to approve the compensation paid by the Company to its named executive officers. Based on the voting results for that proposal and its consideration of those results, the Company has determined that it will hold a non-binding advisory vote to approve the compensation paid by the Company to its named executive officers every year, until the next required shareholder vote to recommend the frequency of such votes. The Company is required to hold such frequency votes at least every six years. Accordingly, we are asking shareholders to express their opinion of the compensation of the named executive officers in 2014, as described in the pages that follow in this Proxy Statement.

We believe that the compensation of our executive officers should be:

(1) closely linked to the performance of the Company as a whole, the executive’s business unit and the individual executive;

(2) aligned with the Company’s annual operating plan and long-term strategic plans and objectives;

(3) attractive in the markets in which we compete for executive talent; and

(4) structured so as to reward actions in accordance with the Company’s values and standards and to discourage the taking of inappropriate risks, and thereby to uphold Crane Co.’s high standards of corporate governance.

The Compensation Discussion and Analysis beginning on the following page explains in detail the elements of the Company’s executive compensation program and the steps taken by the Company to ensure that the program, as implemented in 2014, was aligned with these core principles. Balancing annual and long-term compensation elements, the program directly links incentive compensation for executives with increases in shareholder value, principally by means of annual cash bonuses based on achievement of performance goals set by the Committee at the beginning of the year, Performance-Based Restricted Share Units which vest in accordance with the Company’s performance relative to its peers over a three-year period, stock options and time-based restricted share units that vest over a four-year period. The Company believes that this system, as put into practice under the supervision of the Management Organization and Compensation Committee, is instrumental in enabling the Company to achieve superior financial performance and investor returns.

The Board strongly endorses the Company’s actions in this regard, and recommends that shareholders vote for the following resolution:

RESOLVED, that the compensation of the named executive officers as disclosed in the Proxy Statement is approved.

Vote Required

Approval of the above resolution requires the affirmative vote of a majority of the votes cast on this question at the Annual Meeting of Shareholders by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. See Required Votes, page 1. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rules, the resolution is non-binding and advisory; however, the Board will give due consideration to the opinion of the Company’s shareholders expressed pursuant to this vote.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section of the Proxy Statement explains how, under the guidance of our Management Organization and Compensation Committee (the “Committee”), our executive compensation program is designed and operated with respect to our “named executive officers” or “NEOs”, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•	Max H. Mitchell, President and Chief Executive Officer (served as Chief Operating Officer until election as Chief Executive Officer effective January 31, 2014);

•	Eric C. Fast, former Chief Executive Officer (retired January 31, 2014);

•	Richard A. Maue, Vice President, Finance and Chief Financial Officer;

•	Augustus I. duPont, Vice President, General Counsel and Secretary;

•	Louis V. Pinkham, Senior Vice President (since December 8, 2014; previously Group President-Fluid Handling); and

•	Kristian R. Salovaara, Vice President of Business Development and Strategy.

This discussion is organized into six sections:

Section	Topics Covered
OVERVIEW OF 2014 AND 2013	- Financial Results and Impact on Compensation - CEO Succession and Other Management Changes - Changes in Compensation Structure - Compensation Highlights

OVERVIEW OF COMPENSATION PROGRAM	- Compensation Principles - Elements of Compensation - Compensation Consultant and Peer Group Analysis

CASH COMPENSATION	- Base Salary - Annual Incentive Compensation - Annual Incentive Objectives for 2014 - Named Executive Officers’ Bonuses for 2014

STOCK-BASED COMPENSATION	- Stock Incentive Plan - Grants in 2014

OTHER COMPENSATION COMPONENTS AND CONSIDERATIONS

-  Retirement Benefits

-  Other Compensation

-  Stock Ownership Guidelines

-  Policies with Respect to Timing of Stock -   Based Awards and Exercise Price of Stock Options

-  Policy with Respect to Hedging and Pledging

   of Company Stock

-  Clawback Policy

-  Impact of Internal Revenue Code Section

   162 (m)

-  Change in Control Provisions

DECISION-MAKING PROCESS	- Committee’s Role - Role of CEO and Management - Say-on-Pay Vote in 2014 - Self-Assessment Process - Use of Tally Sheets - Compensation Risk Assessment

OVERVIEW OF 2014 AND 2013

Financial Results and Impact on Compensation

The Company reported 2014 earnings per share of $3.23, compared to $3.73 in 2013. Included in these results as Special Items were after-tax charges of $0.61 per share in 2014 to update projected environmental remediation costs at two former manufacturing sites, $0.07 per share in 2014 related to the settlement of certain lawsuits by homeowners adjacent to one of those sites, $0.30 per share in 2014 related to repositioning actions in our Electronics Group and our Fluid Handling Group, $0.02 per share in 2014 relating to the divestiture of a small business and $0.29 per share in 2014 relating to the acquisition of MEI Conlux Holdings and after–tax gains of $0.07 per share in 2014 on two real estate divestitures, and transaction-related costs of $0.44 per share after–tax in 2013 associated with the acquisition of MEI Conlux Holdings. Excluding Special Items in both years, 2014 earnings per share were $4.45 compared to $4.18 in 2013. Operating margins excluding Special Items reached 14.6% in 2014, up slightly from 14.5% in 2013. Free cash flow in 2014 was $219.5 million, up from $210 million in 2013.

Despite another record year of performance, excluding Special Items, our earnings per share and free cash flow did not meet the targets established under the Annual Incentive Plan, as conveyed in the guidance to investors at the beginning of the year. Consequently, the annual bonus payout for 2014 to our corporate officers was at 73 percent of target, compared to 104 percent of target in 2013. The annual bonus payouts to our named executive officers are shown in the table on page 35.

The Company’s stock price had a strong first half performance offset by declines in the second half as the Company indicated guidance of lower growth for earnings per share. After strong relative performance for the three year period 2011-2013, our total shareholder return for the three year period 2012-2014 lagged both the S&P 500 Index and the median return of the companies in the S&P Midcap 400 Capital Goods Group, as shown in the chart below.

As a consequence of the Company’s stock performance over the three year period 2012-2014, the performance-based restricted share units granted to the named executive officers and 12 other senior executives in January 2012, which represented approximately 40 percent of the long term incentive compensation to such officers in 2012, did not vest at all. The Company’s total shareholder return ranked at the 22.5 percentile of the S&P Mid Cap 400 Capital Goods Group, falling short of the 35th percentile threshold for 50% vesting and resulting in a zero payout of the target PRSU shares.

CEO Succession and Other Management Changes

Effective January 31, 2014, Max H. Mitchell succeeded Eric C. Fast as our Chief Executive Officer. Mr. Mitchell, who also replaced Mr. Fast as a member of the Board of Directors, had been President and Chief Operating Officer since January 2013, Executive Vice President and Chief Operating Officer from 2011 to 2013, and prior thereto Group President, Fluid Handling from 2005 to 2012. He joined Crane Co. in 2004 as the Company’s Vice President, Operational Excellence and has been instrumental in developing the Crane Business System.

Mr. Mitchell does not have an employment contract, serving at the pleasure of the Board of Directors. Upon his election as Chief Executive Officer, his annual base salary was increased from $572,000 to $850,000; his target bonus percentage remained 100 percent of base salary; and his stock-based compensation mix changed to our CEO formula of 60 percent performance-based restricted share units and 40 percent stock options with no time-based restricted share units. Mr. Mitchell’s total direct compensation in 2014, at target, was $4,600,000 compared to $6,787,211 for Mr. Fast in 2013. Mr. Mitchell’s target total direct compensation for 2014 was set somewhat below the median of peer company data, recognizing that this was his first year in the CEO role.

In December 2014, at the recommendation of Mr. Mitchell, two of our senior group executives took on increased management responsibilities to assist Mr. Mitchell in guiding the operating leaders of our businesses. Louis V. Pinkham was promoted from Group President, Fluid Handling to Senior Vice President, overseeing the Fluid Handling and Electronics businesses, and Bradley L. Ellis was promoted from Group President, Merchandising Systems to Senior Vice President, overseeing our Crane Merchandising Systems, Crane Payment Innovations and Engineered Materials businesses. With those promotions, Messrs. Pinkham and Ellis each received an increase of 10 percent in annual base salary, and their annual bonus targets remained unchanged at 70 percent of base salary.

Changes in Compensation Structure

During the fourth quarter of 2013, the Committee approved several changes to the compensation structure affecting the named executive officers and other senior executives. These changes were intended to align the Company’s compensation structure more closely with current market practices and became effective beginning in 2014.

The Committee changed the structure of the bonus program for corporate executives from a “bonus pool” approach where each executive had a target range for percentage participation in the bonus pool to a simpler and more commonly-used structure where each executive’s target bonus is set as a percentage of annual base salary. Based on competitive market analysis by the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), the Committee determined that while target total cash compensation for the corporate executives was generally at the median of competitive market data, for a number of executives the base salaries were significantly below median while target bonuses when converted into percentage of base salary were significantly above median. The Committee approved increases in annual base salary for those executives ranging from 8.7 percent to 15.2 percent to align more closely with the typical market mix of fixed and variable cash compensation and set the target bonus percentage for each executive such that total cash compensation, at target, would not be increased or decreased by the changes in structure and mix.

The Committee also approved a framework for the corporate bonus program whereby the Chief Executive Officer, subject to review and approval by the Committee, can adjust the annual bonus payout for each corporate officer within a range of plus or minus 15 percent based on individual performance, provided that all such changes taken together do not increase or decrease the total annual bonus payout to all corporate officers. No such adjustments were made in the bonus payouts for 2014.

Compensation Highlights

It is important to note that the compensation described in this CD&A and the Summary Compensation Table is set by the Committee in January and February of the year for which the compensation is paid, except in the case of new hires and promotions. Base salary is set each year in January and paid throughout the year. Target cash bonuses under the annual incentive plan, along with related threshold and maximum values, are set in February and then paid the following February after full year financial results are determined. Stock-based compensation is granted in January each year based on performance of the individual during the previous year and as an incentive for performance during future years, and the value of such compensation that is realized by the executive is affected significantly by the subsequent performance of the Company’s stock. Accordingly, in reviewing the compensation of our NEOs presented for 2014, shareholders and investors are advised that the annual cash bonus relates to performance in 2014 while the reported stock-based compensation was granted in relation to performance in 2013, acknowledging the long-term incentive nature, and variability of actual realized value, of the stock-based compensation.

Annual Bonus

Under the Annual Incentive Plan, the Committee sets target bonuses in January for corporate executives that are based 75% on earnings per share and 25% on free cash flow. The goals for earnings per share and free cash flow are set at the midpoint of the Company’s guidance communicated to investors in January for the year ahead. Both the earnings per share and free cash flow targets are set in a range between a low end where the payment is zero and a high end where the payment is a maximum of 200% of the target bonus. For business unit executives, the annual bonus is based on performance of the business unit: operating profit (70% of target bonus) and cash flow from operations (30% of target bonus). See the graphs presented under “Annual Incentive Objectives for 2014” on pages 29 and 30 for an illustration of the corporate bonus framework under the Annual Incentive Plan.

The annual cash bonus goals for corporate executives in 2014 were based 75% on earnings per share, excluding Special Items, using a target of $4.65 (100% payout) and a range from $3.72 (zero payout) to $5.58 (200% payout), and 25% on free cash flow, excluding Special Items, with a target of $237.5 million (100% payout) and a range from $166.3 million (zero payout) to $308.8 million (200% payout). Actual performance reported for the year, excluding Special Items, was EPS of $4.45 and free cash flow of $219.5 million. The Committee made two additional adjustments for compensation purposes to the reported results: (1) deducting from earnings per share $0.07 for a credit relating to the closure of the Company’s defined benefit pension plan in 2012; and (2) adding back to free cash flow the $4.2 million payment, after-tax, for the settlement of the homeowner lawsuits. With these adjustments, EPS of $4.38 and free cash flow of $223.7 million resulted in bonuses that were 73% of target. Mr. Mitchell received a bonus of $620,719 for 2014 as Chief Executive Officer, compared to $592,745 for 2013, when he was Chief Operating Officer.

The annual cash bonus goals for corporate executives in 2013 were based 75% on earnings per share using a target of $4.20 (100% payout) and a range from $3.36 (zero payout) to $5.04 (200% payout) and 25% on free cash flow with a target of $205 million (100% payout) and a range from $144 million (zero payout) to $267 million (200% payout). Actual performance reported for the year, excluding Special Items and earnings from MEI, was EPS of $4.16 and free cash flow of $224.5 million, resulting in bonuses that were 104% of target and generally at the same level as for 2012.

Stock-Based Compensation

Under the Stock Incentive Plan, the Committee grants a mix of stock options, performance-based restricted share units (“PRSUs”) and time-based restricted share units (“TRSUs”). For the Chief Executive Officer, the mix is 60% PRSUs and 40% stock options. For other named executive officers and approximately 12 other senior leadership executives, the mix is 50% PRSUs, 35% stock options and 15% TRSUs. Grants to other key employees consist of TRSUs and, for those in senior positions, stock options.

The long-term incentive grants for 2014 were made by the Committee in January 2014 by reference to competitive compensation data compiled by Cook & Co. The Committee sized these grants between the 50th and 75th percentiles of the competitive data, generally at levels comparable to the grants for 2013 made in January

2013, reflecting solid growth in earnings per share in both 2012 and 2013. The grants to Mr. Mitchell in January 2014 were made when he succeeded Mr. Fast as Chief Executive Officer, with the aggregate grant value between the 25th and 50th percentiles of competitive data as contrasted with the 2013 grants to Mr. Fast at the 75th percentile given his long tenure and record of performance as CEO.

The table below sets forth, for each of our named executive officers, annual incentive bonus paid in cash for performance in 2014 and 2013 and the number of shares and dollar value of stock options and performance-based RSUs and total stock-based compensation granted in January 2014 and 2013. The stock grants also included time-based RSUs for NEOs other than our Chief Executive Officer (Mr. Mitchell in 2014 and Mr. Fast in 2013).

	Annual Incentive	Long-Term Incentive
NEO	Cash Bonus	Options		PRSUs		TRSUs		LTI Total
		#	$	#	$	#	$
M. H. Mitchell
2014	$620,719	92,283	1,160,000	28,450	1,740,000	—	—	$2,900,000
2013	$592,745	40,765	490,000	14,605	700,000	4,322	210,000	$1,400,000
R. A. Maue
2014	$263,644	18,099	227,500	5,314	325,000	1,505	97,500	$650,000
2013	$436,760	17,471	210,000	6,259	300,000	1,852	90,000	$600,000
A. I. duPont
2014	$209,277	15,704	197,400	4,611	282,000	1,306	84,600	$564,000
2013	$357,727	16,396	197,079	5,874	281,542	1,738	84,462	$563,083
L. V. Pinkham*
2014	$197,347	17,542	220,500	5,150	315,000	1,459	94,500	$630,000
2013	$333,778	17,471	210,000	6,259	300,000	1,852	90,000	$600,000
K. R. Salovaara**
2014	$180,753	13,922	175,000	4,088	250,000	4,245	275,000	$700,000
2013	$291,173	13,367	160,667	4,789	229,524	1,417	68,857	$459,048
E. C. Fast
2014	$—	—	—	—	—	—	—	$—
2013	$1,247,885	153,318	1,842,884	57,674	2,764,327	—	—	$4,607,211

*	The cash bonus for Mr. Pinkham for 2014 includes $46,573 on a pro-rated basis for serving as acting president of the Company’s ChemPharma Energy business for six months.
**	Mr. Salovaara received a special grant of an incremental $200,000 value of TRSUs in 2014 in recognition of his significant performance in negotiating and closing the acquisition of MEI.

See “Cash Compensation” and “Stock-Based Compensation” below for a more detailed discussion about the incentive compensation decisions for 2014.

OVERVIEW OF COMPENSATION PROGRAM

Compensation Principles

We believe that compensation should be directly linked to performance and highly correlated to shareholder value. The principles that guide us as we make decisions involving executive compensation are that compensation should be:

•	based on (i) overall performance of the Company, (ii) performance of the executive’s business unit, as applicable, and (iii) individual performance of the executive;

•	aligned with the annual operating plan and longer term strategic plans and objectives to drive achievement of those plans and build sustainable value for shareholders;

•	competitive given relevant and appropriate market conditions in order to attract and retain highly-qualified executives; and

•

consistent with high standards of corporate governance and designed to avoid encouraging executives to take risks that are reasonably likely to have a material adverse effect on the Company or to behave in ways that are inconsistent with the Company’s values and standards of behavior.

We also believe that it is important for our NEOs and other executives to have an ongoing long-term investment in the Company as outlined below under “Stock Ownership Guidelines”.

We design our performance-based incentive compensation so that variation in performance will result in meaningful variation in the earned compensation paid to our NEOs and other key executives. Thus, actual compensation amounts will vary above or below targeted levels depending on performance of the Company and/or business unit and achievement of individual performance goals.

The principal performance measures selected by the Committee to drive annual incentive compensation are, for the Chief Executive Officer and other corporate executives including our other NEOs in 2014 (other than Mr. Pinkham), earnings per share and free cash flow (cash provided by operating activities less capital spending) for the Company as a whole and, for business unit executives (such as Mr. Pinkham), operating profit and cash flow from operations for their respective business units, the operations for which they are responsible. For our performance-based RSUs, the performance measure is total shareholder return for the Company over a three year period relative to the S&P Midcap 400 Capital Goods Group. These performance criteria were chosen for the variable incentive plans because they focus our executive officers on the Company’s long-term strategic goal of driving profitable growth in our businesses, both organically and through acquisitions, which we believe will increase shareholder value.

Elements of Compensation

The following table summarizes the major elements of our executive officer compensation program.

Compensation Element	Objectives	Key Characteristics
Base Salary	To provide a fixed amount for performing the duties and responsibilities of the position	• Determined based on overall performance, level of responsibility, competitive compensation data and comparison to other Company executives

Annual Incentive Plan	To motivate executive officers to achieve individual, business unit and Company-wide performance goals	• Payment based on achievement of target individual, business unit and Company-wide performance goals

Stock Options	To attract and retain executive officers and align their interests with shareholder interests	• Grants based on position, responsibility and individual performance • Grants vest ratably over four years • Value realized dependent on Company stock price performance

Performance-Based Restricted Share Units (PRSUs)	To motivate executive officers to drive profitable growth	• Awards based on relative total shareholder return • Earned shares vest upon conclusion of the three year performance period • Value realized dependent on Company stock price performance

Time-Based Restricted Share Units (TRSUs)	To retain executive officers and drive profitable growth	• Vest ratably over four years • Value realized dependent on Company stock price performance

The mix of target total direct compensation (base salary, annual incentive awards and long-term incentive awards) for 2014 was structured to deliver the following approximate proportions of total compensation to our Chief Executive Officer and the other NEOs (on average) if Company and individual target levels of performance are achieved.

For annual bonus and long-term stock-based compensation, the Committee calibrates award values for targeted performance by reference to the 50th percentile of competitive peer company compensation, subject to some variability as target bonuses, stock option grants and PRSU/TRSU awards may be comparable for certain executives whose salaries are differentiated. In addition, the Committee may determine to increase or decrease long-term stock-based compensation based on Company and/or individual performance during the previous year, the Company’s stock price relative to historical stock price trends, availability of shares in the Company’s Stock Incentive Plan and other factors.

Compensation Consultant and Peer Group Analysis

During 2012, the Committee decided to change its independent compensation consultant and engaged the firm of Cook & Co. Cook & Co. reviewed the Company’s executive compensation program and made several suggestions for changes to existing practices, including augmenting the compensation peer group to bring the median of certain size-related metrics closer to the Company. After screening mid-cap industrial companies for alignment with the Company’s business segments and complexity of operations, Cook & Co. proposed, and the Committee approved, the addition of four companies to the compensation peer group for 2013 (Actuant Corporation, Gardner Denver, Inc., ITT Corporation and Woodward, Inc.), the general effect of which was to reduce the median target total direct compensation of the peer group for the CEO by about 10 percent. The resulting 18 company peer group was used by Cook & Co. to develop comparative compensation data for the Committee in setting 2014 compensation targets.

Compensation Peer Group for 2014

Actuant Corporation	Ametek, Inc.	Carlisle Companies Incorporated
Curtiss Wright Corporation	Dover Corporation	Esterline Technologies Incorporated
Flowserve Corporation	Gardner Denver, Inc.*	Harsco Corporation
IDEX Corporation	ITT Corporation	Pall Corporation
Pentair, Inc.	Roper Industries, Inc.	SPX Corporation
Teledyne Technologies Incorporated	Trinity Industries, Inc.	Woodward, Inc.

*	Gardner Denver, Inc. was acquired during 2013 but its pre-acquisition compensation data was included in competitive analysis by Cook & Co. to inform compensation decisions by the Committee for 2014.

The Company’s comparator group for PRSUs granted in 2014 is the S&P Midcap 400 Capital Goods Group, consisting of approximately 40 companies and including 10 of the companies in our compensation peer group. The Committee selected the larger comparator group for PRSU purposes based on the view (with which Cook & Co. concurs) that a larger group is appropriate for measuring relative TSR over a three year period because it is less likely to be meaningfully affected by the loss of constituent companies during the period. In addition, the S&P Midcap 400 Capital Goods Group is a regularly published listing with all the necessary data to make the required calculations.

The Committee’s independent compensation consultant provides the Committee with comparative compensation data on the peer companies from publicly available sources and, in addition, comparative compensation data compiled from a broad group of general industry companies with revenues ranging from $1.0 billion to $5.0 billion, appropriately size-adjusted to determine market values for companies of comparable size to the Company. This data includes base salary, target bonus opportunity and stock-based incentive compensation for the named executive officers. The Committee uses this comparative data during its review of salaries, annual cash incentive compensation and aggregate stock option and RSU grant values for Mr. Mitchell and the other NEOs, with the view that all elements of target total direct compensation should be at the 50th percentile of competitive market data for targeted performance, with significant upside potential for performance that exceeds target and lesser (or zero) payouts if performance is below target. As noted above, the Committee may use its judgment and discretion to vary the award values, based on Company and individual performance during the previous year, historical stock price trends and other factors.

CASH COMPENSATION

Base Salary

Base salaries are a fixed compensation paid to each executive for performing his or her normal duties and responsibilities. We determine the amount at the date of hire based on competitive market data, current salary levels within the Company and the bargaining process needed to attract the particular executive. We review and determine the amount annually based on the executive’s overall performance, level of responsibility, competitive compensation data and comparison to other Company executives.

As noted above, base salaries for certain executive officers were increased effective January 1, 2014 in connection with the transition of the annual bonus structure to a percentage of base salary to achieve a market-based mix of fixed versus variable cash compensation. Among the named executive officers, Mr. Maue’s base salary was increased 12.9%, Mr. duPont’s base salary was increased 12.7%, and Mr. Salovaara’s base salary was increased 8.7%. With these increases in base salary, the target bonuses for executive officers were set such that total cash compensation, at target, would not be increased or decreased by the changes in structure and mix. Mr. Salovaara received a further market adjustment of 10.5% to his annual base salary effective January 1, 2014 as he took on additional responsibility for corporate strategy. After giving effect to such increases, and annual merit increases in January 2014 averaging 2.7% for all executive officers, and giving effect to the increase in base salary for Mr. Mitchell in January 2014 upon his promotion to Chief Executive Officer, the base salaries for our named executive officers in relation to the 50th percentile of competitive market data per Cook & Co. were as follows: Mr. Mitchell, 6.4% below; Mr. Maue, 1.8% above; Mr. duPont, 6.6% above; Mr. Pinkham, 1.6% above; and Mr. Salovaara, 2.5% above.

Annual Incentive Compensation

We paid our named executive officers cash bonuses for 2014 based on the attainment of Company-wide performance goals established at the beginning of the year and an assessment of individual performance conducted at the end of the year.

Early in the year, the Committee establishes and approves the annual target bonus objectives and award opportunities for each of our named executive officers, subject to review and approval by the Board in the case of the Chief Executive Officer. In making these determinations, the Committee considers a variety of factors including financial elements of the annual operating plan, comparison to prior year results, the general business outlook for the coming year and the opinions of analysts who follow the Company and our diversified industrial manufacturing peers. In addition, the Committee established a general principle that the goal for earnings per share should be at least 10 percent higher than earnings per share for the prior year. Our Chief Executive Officer and other officers participate in the discussions regarding annual incentive objectives so they can provide their input and understand the expectations of each incentive plan component. Each participating executive receives a confirmation of his or her annual bonus objectives and payout range after it has been approved by the Committee. Annual incentive plan objectives are not modified during the year, although the Committee may determine to exclude certain special items impacting earnings per share or free cash flow, either known at the beginning of the year or occurring during the year.

The Committee reviews the performance results for the Annual Incentive Plan, including Company and business unit results and individual performance, at its regularly scheduled January meeting, which is generally the first meeting following the end of the Company’s fiscal year. Based on this review, the Committee determines and approves the annual cash bonuses for each of our executive officers.

Annual Incentive Objectives for 2014

Performance metrics for 2014 consisted of earnings per share and free cash flow (cash provided by operating activities less capital spending), weighted 75% / 25% respectively, for the Chief Executive Officer and other corporate executives, and business unit or group operating profit (70% of the target award) and cash flow from operations (30% of the target award) for group presidents and other executives of the Company’s business units. In addition to the targeted performance goals, for each performance metric, the Committee set minimum threshold and maximum cap values, so that actual payouts could range from 0% to 200% of the target award amounts. The weighting of these metrics, the same as in 2013, was designed for profitable growth as the primary objective but with a significant ancillary objective in maintaining a strong and efficient balance sheet and liquidity.

For earnings per share, the Committee established a target of $4.65 to drive profitable growth of 12% over 2013 earnings per share of $4.16. The Committee also established a payout range for earnings per share from $3.72 (0% payout) to $5.58 (200% payout). For free cash flow, the Committee established a target of $237.5 million, a 5.8% increase over 2013, to focus management on maintaining a strong balance sheet and efficient capital structure. For this performance metric, the Committee established a payout range from $166.3 million (0% payout) to $308.8 million (200% payout).

The graphs below show the performance targets and related ranges set by the Committee in February 2014 and the actual performance in 2013 and 2014 for the corporate financial metrics applicable under the Annual Incentive Plan.

Crane Co. Earnings Per Share

(75% of Target Bonus for Mr. Mitchell and Corporate NEOs)

Crane Co. Free Cash Flow

(25% of Target Bonus for Mr. Mitchell and Corporate NEOs)

Named Executive Officers’ Bonuses for 2014

In January 2015, the Committee reviewed management’s reports on the performance of the Company, the relevant business units and the individual named executive officers in 2014 against the relevant bonus objectives. In considering Company performance, the Committee excluded from earnings per share the Special Items as reported but deducted $0.07 per share for a credit relating to the closure of the Company’s defined benefit pension plan in 2012, and for free cash flow the Committee excluded the Special Items as reported but added back the after-tax payment of $4.2 million for the settlement of the homeowner lawsuits relating to a legacy environmental clean-up. The resulting calculations resulted in a corporate payout percentage of 73%. The approved cash bonuses for our NEOs for 2014 are as follows:

Corporate Bonus for 2014

Objective	Weight	Target	Actual	Payout as a % of Target
Earnings per share	75%	$4.65	$4.38	70.5%
Free cash flow	25%	$237.5M	$223.7M	80.6%
Weighted Payout %				73.0%

Named Executive Officer	Bonus Target	Bonus Paid
M.H. Mitchell	$850,000	$620,719
R.A. Maue	$361,030	$263,644
A.I. duPont	$286,580	$209,277
K.R. Salovaara	$247,520	$180,753

Our former Chief Executive Officer, Eric C. Fast, retired in January 2014 and did not participate in the 2014 annual incentive plan.

Performance Targets and Bonuses for Operations NEOs in 2014

For our Group Presidents and other operations executives, the performance targets for 2014 were operating profit (70% of target bonus) and cash flow from operations (30% of target bonus). For Mr. Pinkham, these targets were based on the results of the Fluid Handling Group, for which he was Group President in 2014.

The performance metrics approved by the Committee for Mr. Pinkham were operating profit of the Fluid Handling Group, with a target of $211 million (100% payout) and a payout range from $167.5 million (0% payout) to $254.4 million (200% payout), and cash flow from operations of the Fluid Handling Group, with a target of $155.7 million (100% payout) and a payout range from $123.2 million (0% payout) to $188.5 million (200% payout).

Based on the performance targets described above and actual results achieved in 2014 for the Fluid Handling Group, Mr. Pinkham received a bonus of $150,774 representing a 49.3% payout of the target bonus of $305,760. Mr. Pinkham received an additional bonus of $46,573 on a pro-rated basis for serving six months as acting president of the Company’s ChemPharma Energy business, which had a bonus payout of 30.5% of target.

STOCK-BASED COMPENSATION

Stock Incentive Plan

The Stock Incentive Plan is used to provide long-term incentive compensation through stock options and performance-based restricted share units, as well as retention of employees through time-based restricted share units. We believe that employees approach their responsibilities more like owners as their holdings of and potential to own stock increase. Under the Stock Incentive Plan, stock options must be granted at no less than fair market value on the date of grant and are subject to vesting terms as established by the Committee (generally 25% per year over four years). Accordingly, employees can realize a gain only if the share price increases from the date of grant, directly linking this incentive compensation to increases in shareholder value. Although broad market dynamics can strongly influence our share price, the Board of Directors believes that with stock options our senior level management employees are motivated to take actions that improve the share price, such as profitable sales growth through organic growth as well as acquisitions, improvement in operating margins to generate increased operating profit and drive higher multiple valuations and prudent use of free cash flow through capital expenditures, dividends, acquisitions and stock repurchases.

The Stock Incentive Plan also authorizes the Board of Directors, acting through the Committee, to grant restricted share units, or RSUs, subject to such terms and conditions as the Committee may deem appropriate. Beginning in 2011, the Committee has granted performance-based RSUs (PRSUs) with three year performance vesting conditions based on relative total shareholder return as described below, thus directly linking this form of stock-based compensation to returns received by our shareholders relative to our industrial peer companies. The Committee also grants time-based restricted share units (TRSUs) to well regarded management employees for retention purposes.

In determining the size of the stock option and RSU grants in January 2014, the Committee considered Company and individual performance in 2013, the peer group data compiled by Cook & Co., our historical grant practices including the number of shares, the fair market value of the stock and, for stock options, Black-Scholes values.

Grants in 2014

The vesting of PRSUs awarded to members of the senior leadership team in January 2014 is based on a relative measurement of total shareholder return (share price appreciation plus reinvested dividends), or TSR, for Crane Co. over the three year period January 1, 2014 through December 31, 2016 (with the share price for such purpose being defined as the average of the closing prices for the last 20 trading days in 2013 and 2016, respectively) compared to TSRs of the other companies in the S&P Midcap 400 Capital Goods Group (approximately 40 companies, including 10 of the companies in our peer group for compensation purposes). The Committee selected the larger comparator group for PRSU purposes based on the view (with which Cook & Co. concurs) that a larger group is appropriate for measuring relative TSR over a three year period because it is less likely to be meaningfully affected by the loss of constituent companies during the period. Vesting of the PRSUs as shares of Crane Co. common stock will be determined by the following formula:

Crane Co. TSR Relative to S&P Midcap 400 Capital Goods Group	PRSU Vesting
Less than 35th percentile	0%
35th percentile	50%
50th percentile	100%
70th percentile or greater	175%

For TSR between the 35th and 50th percentiles and between the 50th and 70th percentiles, the vesting would be interpolated on a straight line basis. If Crane Co.’s TSR for the three year period is negative, the maximum vesting is 100%. In addition, the maximum value that can be earned under the PRSUs (total shares earned multiplied by the final share price) cannot exceed 3.5 times the base award value.

The target number of PRSUs granted in January 2014 to the named executive officers are as follows: Mr. Mitchell, 28,450; Mr. Maue, 5,314; Mr. duPont, 4,611; Mr. Pinkham, 5,150; and Mr. Salovaara, 4,088. Such grants constituted 60% of the stock-based incentive compensation awarded to Mr. Mitchell and 50% to each other executive officer (36% to Mr. Salovaara due to the supplemental award of TRSUs noted below).

In January 2014 the Committee also granted stock options to the named executive officers, with vesting of 25% per year over four years and a ten year term, as follows: Mr. Mitchell, 92,283; Mr. Maue, 18,099; Mr. duPont, 15,704; Mr. Pinkham, 17,542; and Mr. Salovaara, 13,922. Such grants constituted 40% of the stock-based incentive compensation to Mr. Mitchell and 35% to each other executive officer (25% to Mr. Salovaara due to the supplemental award of TRSUs noted below).

In addition, the Committee granted time-based restricted share units (TRSUs) vesting 25% per year over four years to the following named executive officers in January 2014: Mr. Maue, 1,505; Mr. duPont, 1,306; Mr. Pinkham, 1,459; and Mr. Salovaara, 4,245. Such grants constituted 15% of the stock-based incentive compensation to each such executive officer, except for Mr. Salovaara, who received a supplemental award of 3,087 TRSUs ($200,000 value) for his significant performance in negotiating and closing the MEI acquisition.

Mr. Fast did not receive any long-term incentive grants in 2014 due to his retirement in January 2014.

OTHER COMPENSATION COMPONENTS AND CONSIDERATIONS

Retirement Benefits

The NEOs other than Messrs. Maue, Pinkham and Salovaara have accrued retirement benefits under the Company’s defined benefit pension plan, which was closed to employees hired after 2005 and then frozen with no further benefit accruals effective December 31, 2012. Messrs. Maue, Pinkham and Salovaara, and the other NEOs beginning in 2014, participate in a defined contribution retirement plan under which the Company contributes 3% of salary and bonus annually (the contribution rate was 2% prior to 2014), subject to the limitations on contributions to tax-qualified retirement plans under applicable federal tax regulations.

Prior to 2008, the Committee administered a program using grants of restricted stock (“retirement shares”) to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies which limit the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. Under this program, the Committee granted from time to time, to certain executive officers, including certain of the named executive officers, and to certain other key employees who were impacted by such tax limitations, amounts of restricted stock calculated by our actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. This plan was discontinued in 2008 when, at the recommendation of the Committee, the Board of Directors adopted the Benefit Equalization Plan in lieu of the retirement shares program.

The Benefit Equalization Plan is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. As discussed above, these shortfall amounts were previously addressed by periodic, discretionary awards of restricted stock calculated by the Company’s actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. The original grant value of all grants of such “retirement shares” that have vested at or prior to the date of retirement is deducted in determining the benefit payable under the Benefit Equalization Plan. Benefits accrued under this plan are not funded or set aside in any manner. In the event of retirement at age 62 with 10 years of service, a participating executive would be eligible to receive benefits under that plan without the reduction factor set forth in the Company’s tax-qualified pension plan of three percent per year prior to age 65. The executives with defined benefit accounts in this plan are Mr. Mitchell and Mr. duPont and two other executive officers. This plan was also frozen as to defined benefit accruals effective December 31, 2012. Effective January 1, 2014, the Benefit Equalization Plan was amended to cover participants’

benefits under the defined contribution retirement plan referenced above, and the Committee extended the participation in this Plan to 21 senior leadership executives, including all of the named executive officers.

Other Compensation

The “All Other Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the Summary Compensation Table and the accompanying footnotes set forth the details of other compensation received by the named executive officers. In certain cases, such as the Crane Co. contributions to defined contribution plans and the increase in actuarial value of the defined benefit pension, such compensation is determined on the same basis as that used for all other employees. In other cases, such as automobile allowances, executive health exams and other personal benefits, the compensation is only provided to certain key employees (including the named executive officers), and we have determined it to be reasonable and competitive compensation for the named executive officers in relation to general industry practices. Our executives bear all taxes associated with such benefits.

In the case of personal use of the corporate aircraft, this benefit is restricted to the Chief Executive Officer and the Chairman of the Board. Our Chief Executive Officer, Mr. Mitchell, has an agreement with Crane Co. as described under the caption “Other Agreements and Information” on page 50 pursuant to which he is not required to reimburse the Company for personal use until the aggregate incremental cost reaches $100,000, and thereafter is required to reimburse the Company for all incremental cost incurred above that amount. The net incremental cost to Crane Co. above the reimbursed amount is included in the “All Other Compensation” column of the Summary Compensation Table. Under applicable Treasury regulations, Crane Co. loses a portion of the federal income tax deduction for the costs of operating or leasing employer-provided aircraft to the extent the costs attributable for personal use (as determined pursuant to such regulations) exceed the amount reimbursed. For 2014, the disallowed deduction was approximately $0.3 million. The Board of Directors has approved this personal use of the aircraft for Mr. Mitchell because the Board believes that such personal use of the aircraft permits the most efficient use of time by Mr. Mitchell and thereby benefits Crane Co. Our former CEO, Mr. Fast, had a similar agreement with the Company that terminated upon his retirement on January 31, 2014. For more information regarding the use of the Company aircraft, see the section captioned “Use of Company Aircraft” on page 50.

In connection with Mr. Fast’s retirement effective January 31, 2014, the Company agreed to provide him with secretarial services by an administrative assistant at the Company’s executive office for three years. Such services were approximately 35 hours per week during 2014 and are expected to decrease somewhat during 2015.

Stock Ownership Guidelines

Crane Co. has established stock ownership guidelines for executive officers, business unit presidents and other key employees. The ownership guidelines for executive officers are expressed as a multiple of base salary:

Salary Range	NEO	Minimum Ownership Level
Above $500,000	Mitchell	5 x Base Salary
$300,001—$500,000	Maue, duPont, Pinkham, Salovaara	4 x Base Salary
$175,001—$300,000		3 x Base Salary
$125,001—$175,000	—	2 x Base Salary

Shares which count toward the satisfaction of the guidelines are (i) shares owned by the executive, (ii) shares held in the executive’s 401(k) account and (iii) the after-tax value (65%) of TRSUs held by the executive. Neither unearned PRSUs nor unexercised stock options count for purposes of the guideline. The policy permits executives to sell up to 50% of the net shares realized upon an option exercise or vesting of restricted stock (i.e., the total shares covered by the option exercised or the restricted share grant vesting less the number of shares surrendered to pay the exercise price and satisfy tax withholding obligations), while retaining at least 50% of such net shares in order to meet the stock ownership guidelines. Once such guidelines are met, the policy permits executives to sell any shares held above the required ownership guidelines. As of February 27, 2015 all of the NEOs either held the requisite number of shares or were complying with the retention ratio for option exercises and RSU vestings in accordance with the guidelines.

Policies with Respect to Timing of Stock-Based Awards and Exercise Price of Stock Options

Annual grants of stock options and RSUs to executive officers are made at the Committee’s regular January meeting. The Committee also grants stock options and RSUs at other dates to newly hired or promoted executives. The exercise price of stock options under the Stock Incentive Plan is equal to the fair market value at the date of grant, determined on the basis of the closing price on the date of grant.

Policy with Respect to Hedging and Pledging of Company Stock

In May 2012, the Board adopted a policy prohibiting any director or executive officer of the Company from (1) entering into any hedging or other transaction to limit the risk of ownership of Company stock and (2) pledging Company stock to secure any loan or advance of credit. During 2014, none of our directors and executive officers engaged in any such transactions.

Clawback Policy

Under the Company’s “clawback” policy, the Company may recoup from the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and other executive officers (including all the named executive officers) the annual incentive bonuses and amounts realized from stock option exercises and vesting of RSUs and PRSUs based upon financial statements that are subsequently restated, as a result of fraud or similar misconduct by such executives. The Committee administers this policy and has the discretion to determine when it is to be applied, to whom and to which compensation. The Committee intends to review this policy when the regulations of the Securities and Exchange Commission implementing the provisions of the Dodd-Frank Act relating to clawback and the rules of the New York Stock Exchange thereunder are effective.

Impact of Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1 million per employee the deductibility of compensation paid to our Chief Executive Officer and our three other most highly compensated executive officers employed at the end of the year (other than our Chief Financial Officer) unless the compensation meets certain specific requirements. The Annual Incentive Plan is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, we believe that all stock options granted to date under our stock incentive plans as well as the PRSUs granted to the Chief Executive Officer and senior management team beginning in 2011 meet the requirements of Section 162(m) for deductibility. TRSUs do not satisfy the performance-based criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions may not be deductible for certain executive officers to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. In 2014, approximately $0.2 million of compensation received by Mr. Mitchell, principally due to the vesting of TRSUs granted in previous years, was not deductible under Section 162(m). The Committee uses, where practical, compensation policies and practices intended to preserve the tax deductibility of executive compensation. The Committee, however, may approve payment of non-deductible compensation from time to time if the Committee determines that doing so would be in the Company’s best interest.

Change in Control Provisions

Each of the Company’s executive officers has an agreement which, in the event of a change in control of Crane Co., provides for continued employment for a period of three years or until normal retirement following the change in control. Upon termination within such employment period after a change in control, either by the employer without cause or by the executive with “Good Reason” for constructive termination, the executive is entitled to receive a multiple of base salary and average annual bonus payments based on the number of years in the employment period, and certain other benefits. The annual incentive plans, stock options and restricted stock and RSUs contain similar features which accelerate vesting in the event of termination following a change in control. The change in control agreements do not provide for any tax gross-ups, and instead cap the payments to the employee to the extent that such payments together with accelerated vesting of stock options, restricted stock and RSUs would trigger any excise tax under section 4999 of the Internal Revenue Code resulting from such payments (and if capping the payments provides the employee with a larger after-tax payment).

As set forth below under “Potential Payments upon Termination or Change in Control,” the aggregate payments to the named executive officers under the change in control agreements, including the estimated value of continuation for three years (or until normal retirement age) of the individual’s medical coverage and other benefits, would range from $2,526,671 for Mr. Salovaara to $5,939,514 for Mr. Mitchell. The Board of Directors has approved these agreements and other provisions to assure the continuity of management in the event of a change in control and considers these agreements and provisions to be competitive with terms offered by other companies with which we compete for executive talent.

DECISION -MAKING PROCESS

Committee’s Role

The Committee is responsible for oversight of our executive compensation program. With respect to the compensation of our Chief Executive Officer, the Committee determines his compensation, subject to review by the Board of Directors. With respect to our other executive officers, the Committee determines their compensation after reviewing the recommendations of the Chief Executive Officer. The Committee administers the Annual Incentive Plan, reviewing and setting the performance targets for the CEO and other corporate officers subject to review by the Board of Directors, setting performance targets for all other participants after reviewing the recommendations of the Chief Executive Officer and reviewing and approving the annual bonuses based upon actual performance. The annual bonus calculations are also reviewed by our independent auditors. The Committee also administers the Stock Incentive Plan and approves all grants of stock options and restricted share units.

The Committee is assisted in these responsibilities by its independent compensation consultant, Cook & Co. Although Crane Co. pays the fees and expenses of Cook & Co., the firm is retained by the Committee. Cook & Co. does not perform any other compensation related services for Crane Co. The Committee reviews the independence of Cook & Co. each year and has concluded that its work for the Committee has not raised any conflict of interest.

Role of CEO and Management

The Chief Executive Officer and certain other senior corporate officers play an important role in supporting the Committee in the discharge of its responsibilities. Management maintains records and provides historical compensation data to the Committee and Cook & Co., as well as the annual operating plan and the actual performance results from which annual bonuses are determined. The Chief Executive Officer, together with other senior corporate officers, presents recommendations to the Committee regarding performance targets under the Annual Incentive Plan and long-term equity incentives under the Stock Incentive Plan. The Chief Executive Officer and other officers participate in the discussions regarding annual and long-term incentive objectives so they can provide their input and understand the expectations for each incentive plan component.

Say-on-Pay Vote in 2014

In accordance with the Dodd-Frank Act and related rules adopted by the Securities and Exchange Commission, we presented a “Say-on-Pay” item to shareholders in 2014, which called for an advisory, non-binding vote regarding the compensation of our named executive officers in 2013 as described in the proxy statement. On this item, 97.7% of the votes cast were in favor of the resolution. In light of strong shareholder support, the Committee concluded that no revisions were necessary to our executive officer compensation program in direct response to the vote.

Self-Assessment Process

Each year, the Chief Executive Officer proposes a set of goals and objectives for himself, which are reviewed and approved by the Board as part of an annual self-assessment and review process managed by the Committee. The goals and objectives include quantitative goals based on the annual operating plan and related metrics, as well as certain qualitative objectives relating to business strategy, organization and intellectual capital development. At the end of each year, our Chief Executive Officer prepares and delivers to the Committee a self-assessment of his performance during that year, with reference to the goals and objectives established at the beginning of the year as well as challenges and opportunities that arose during the year. This self-assessment is shared with the other members of the Board of Directors, and their responses and other observations are compiled by the Chair of the Committee and discussed with our Chief Executive Officer, who then responds to the full Board.

The principal conclusions of this assessment process for 2014 (which shaped the Committee’s compensation decisions in January 2015) were as follows: (1) Mr. Mitchell assumed the leadership of the Company as Chief Executive Officer with confidence and steady execution of our profitable growth strategies to achieve record earnings per share, excluding Special Items, and free cash flow despite weakening end market conditions affecting several of our business segments; (2) the integration of the newly-acquired MEI into Crane Payment Innovations produced enhanced synergies ahead of our expectations, with additional prospective synergies; (3) the management team was strengthened by Mr. Mitchell’s decision to appoint two of the business group presidents as senior vice presidents overseeing a broader scope of operations to drive sustained focus on our profitable growth strategies; and (4) Mr. Mitchell communicated effectively with the Board of Directors and investors. The Committee took these observations into account, along with the competitive data supplied by Cook & Co., in approving Mr. Mitchell’s bonus for 2014 under the Annual Incentive Plan and in determining Mr. Mitchell’s stock-based incentive compensation grants in January 2015.

A similar process is followed for each of the Company’s other NEOs except that it is the Chief Executive Officer who reviews the self-assessment by such executive officer and provides the conclusions and findings that help guide the compensation decisions affecting such officer; for the other NEOs, annual incentive compensation, though largely formula-based, is adjusted and set by the CEO, subject to review and approval by the Committee, based on assessment of individual performance.

Use of Tally Sheets

The Committee reviews tally sheets for each NEO for several purposes. The Committee has found that the tally sheets present a comprehensive and detailed data set for compensation paid and accrued for each executive officer. This data serves as a useful reference point for the competitive market data presented by the independent compensation consultant, promoting continuity and a sound footing for compensation decisions. In addition, the Committee uses the tally sheet to track contractual commitments under change-in-control agreements as the elements of compensation and relevant amounts change from year to year. As only one of several information sources used by the Committee (other data points include competitive market data provided by the independent compensation consultant, the size of cash awards under the Annual Incentive Plan, historical grant practices by the Company, and analysis of the shares available under the Stock Incentive Plan), the tally sheets are not determinative with respect to any particular element of compensation, the amount awarded or the manner in which the Company’s compensation program is implemented.

Compensation Risk Assessment

The Committee has established a process for assessing the potential that our compensation plans and practices may encourage our executives to take risks that are reasonably likely to have a material adverse effect on the Company. A senior management team led by the Vice President-Human Resources conducts a review of the operation and effect of our compensation plans and practices which is presented to the Committee for discussion at its February meeting. With the assistance of Cook & Co., the Committee concluded that our compensation plans and practices do not encourage excessive or unnecessary risk-taking for the following reasons:

•	Our incentive plans have a mix of performance measures, including Company-wide and business unit financial measures, operational measures and individual objectives.

•	Our compensation programs contain a balance of annual and long-term incentive opportunities.

•	We cap incentive plan payouts within a reasonable range.

•	The range of payouts from threshold to maximum payout (performance slope) under our annual incentive plan and performance-based restricted share units is calibrated for an appropriate risk profile.

•	Our stock ownership guidelines link the interests of our executive officers to those of our shareholders.

•	Our clawback policy provides a means for the Company to recover the value of incentive awards in the event any of our executive officers engage in misconduct resulting in a financial restatement.

•	The mix of performance-based restricted share units and stock options in our long-term incentive program provides a blend of relative and absolute performance measures for our senior executives.

MANAGEMENT ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Management Organization and Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in Crane Co.’s Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by:

The Management Organization and Compensation Committee of the Board of Directors of Crane Co.

James L. L. Tullis, Chair

Donald G. Cook

Ronald C. Lindsay

Jennifer M. Pollino

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Management Organization and Compensation Committee is, or has ever been, an officer or employee of Crane Co.

No executive officer of Crane Co. has served as a director or member of the compensation committee of another company of which any member of the Management Organization and Compensation Committee is an executive officer.

2014 SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for 2014, 2013 and 2012 earned by Crane Co.’s Chief Executive Officer; its Vice President, Finance and Chief Financial Officer; each of the three other most highly paid executive officers (as determined pursuant to Securities and Exchange Commission rules) who were serving as executive officers at December 31, 2014; and its former Chief Executive Officer, who retired effective January 31, 2014. These individuals are sometimes referred to in this Proxy Statement as the “named executive officers” or “NEOs.”

Stock Awards—Amounts shown in the column headed “Stock Awards” consist primarily of performance-based restricted share units (“PRSUs”), which vested or will vest, if at all, at the end of 2016, 2015 and 2014, respectively, based on the total shareholder return of Crane Co.’s stock relative to the S&P Midcap 400 Capital Goods Group over a three-year period; for NEOs other than Messrs. Mitchell and Fast, for 2014 this column also includes grants of time-based restricted share units (“TRSUs”).

Non-Equity Incentive Compensation Awards—Amounts shown in the column headed “Non-Equity Incentive Plan Compensation” are the amounts that were paid early in the following year under the Annual Incentive Plan, in respect of the performance of the business during the indicated year, as measured against objective targets which had been set in January or February of the indicated year.

Name and Principal Position	Year	Salary ($)		Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)		All Other Compensation ($) (5)		Total ($)
Max H. Mitchell	2014		$817,923		$1,740,002		$1,159,997		$620,719		$204,961		$152,597		$4,696,199
President and Chief Executive Officer (6)	2013		$566,000		$910,000		$490,000		$592,745		$—		$61,295		$2,620,040
	2012		$513,028		$514,569		$760,500		$581,142		$637,369		$34,535		$3,041,143

Richard A. Maue	2014		$476,795		$422,498		$227,504		$263,644		—		$57,874		$1,448,322
Vice President, Finance and Chief Financial Officer (7)	2013		$400,477		$390,000		$210,000		$436,760		$—		$43,312		$1,480,549
	2012		$325,669		$236,715		$349,830		$311,326		$2,464		$30,138		$1,256,142

Augustus I. duPont	2014		$405,532		$366,611		$197,399		$209,277		$211,724		$71,614		$1,462,155
Vice President, General Counsel and Secretary	2013		$349,212		$366,004		$197,079		$357,727		$—		$47,249		$1,317,271
	2012		$348,422		$236,715		$349,830		$311,326		$631,269		$43,092		$1,920,654

Louis V. Pinkham	2014		$434,862		$409,488		$220,503		$197,347		—		$56,388		$1,318,573
Senior Vice President	2013 2012	$ $	420,000 72,692	$ $	390,000 497,040	$ $	210,000 240,000	$ $	333,778 302,800	$ $	— —	$ $	51,701 8,596	$ $	1,405,479 1,121,128

Kristian R. Salovaara	2014		$347,705		$525,013		$175,000		$180,753		—		$53,877		$1,282,334
Vice President of Business Development and Strategy	2013		$283,250		$298,381		$160,667		$291,173		—		$35,651		$1,069,122
	2012		$282,298		$185,268		$273,780		$311,326		—		$14,861		$1,067,533

Eric C. Fast	2014		$131,923		—		—		—		—		$5,364		$137,287
Chief Executive Officer (retired) (8)	2013		$980,000		$2,764,327		$1,842,884		$1,247,885		—		$230,176		$7,065,272
	2012		$980,000		$2,129,823		$2,669,355		$1,245,305		$1,300,172		$459,079		$8,783,734

(1)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of time-based restricted share units (TRSUs) made during 2013 and 2014, and awards of performance-based restricted share units (PRSUs) made during 2012, 2013 and 2014. For details of individual grants of PRSUs during 2014 please see the Grants of Plan-Based Awards table below. There were no forfeitures of restricted shares, TRSUs or PRSUs by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 13 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2015.

(2)	Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase Crane Co. stock made during the indicated year. For details of individual grants of stock options during 2014 please see the Grants of Plan-Based Awards table below. There were no forfeitures of Crane Co. stock options by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 13 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2015.

(3)	Amounts shown in this column for all named executive officers represent amounts determined on the basis of the indicated year’s performance and paid early in the following year under the Annual Incentive Plan. For details of the 2014 grants, including the minimum, target and maximum amounts which were potentially payable, please see the Grants of Plan-Based Awards table below.

(4)	For 2014, the amount shown in this column for Mr. Mitchell and Mr. duPont is the increase in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Co. Pension Plan for Eligible Employees and the Crane Co. Benefit Equalization Plan) from December 31, 2013 (the pension plan measurement date used for financial statement reporting purposes with respect to Crane’s audited financial statements for 2013) to December 31, 2014 (the pension plan measurement date with respect to Crane’s audited financial statements for 2014). See below under “Pension Benefits—Nonqualified Deferred Compensation Benefits.”

For 2013, for Messrs. Mitchell, duPont and Fast, the reduction in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Co. Pension Plan for Eligible Employees and the Crane Co. Benefit Equalization Plan) from December 31, 2012 (the pension plan measurement date used for financial statement reporting purposes with respect to Crane’s audited financial statements for 2012) to December 31, 2013 (the pension plan measurement date with respect to Crane’s audited financial statements for 2013) was as follows:

	Pension Plan for Eligible Employees	Benefit Equalization Plan
M. H. Mitchell	$(25,382)	$(56,313)
A. I. duPont	$(25,703)	$(165,520)
E. C. Fast	$(13,102)	$(417,379)

In accordance with SEC regulations, these decreases in the present value of the benefit (resulting from changes in the discount rate applied) are reflected as zero amounts in the Summary Compensation Table. For additional information regarding defined benefit plans, please see the Pension Benefits table below.

For 2012, this column includes both increases in the present value of the accumulated benefit under defined benefit plans and interest earned at a rate of 2% on the unpaid EVA bank balance from the prior year.

(5)	Amounts in this column for 2014 include the following:

	Dividends Paid on Restricted Stock/RSUs*	Personal Use of Company Aircraft**	Personal Use of Company- Provided Car	Contribution to Retirement Account***	Company Match of Employee 401(k) Contributions	Insurance Premiums
M. H. Mitchell	$4,715	$76,546	$14,750	$34,520	$20,700	$1,366
R. A. Maue	$4,111	—	$12,477	$19,607	$20,700	$979
A. I. duPont	$21,732	—	$13,248	$15,098	$20,700	$836
L. V. Pinkham	$13,480	—	$6,097	$15,108	$20,700	$1,003
K. R. Salovaara	$7,468	—	$13,664	$11,366	$20,700	$678
E. C. Fast	$3,024	—	—	—	—	$2,340

*	Dividends are paid on shares of restricted stock and TRSUs at the same rate as on all other shares of Common Stock. Dividends are not accrued or paid on PRSUs until the awards are earned and shares of Common Stock are issued.

**	The method of computing the cost of personal use of the Crane Co. aircraft is described under the caption “Use of Company Aircraft” on page 50.

***	Includes the Company contribution to the defined contribution benefit under the Benefit Equalization Plan; see “Nonqualified Deferred Compensation Benefits” below. Also includes a $7,800 contribution by the Company to the individual’s tax-qualified defined contribution (401(k)) account.

(6)	Mr. Mitchell, who was President, Fluid Handling Group from April 2005 to October 2012, was appointed to the newly created position of Executive Vice President—Chief Operating Officer as of May 23, 2011. On January 28, 2013, he was appointed President. Effective January 31, 2014 he became Chief Executive Officer as well as President.

(7)	Mr. Maue was Vice President and Principal Accounting Officer of the Company from August 2007 to January 28, 2013. From May 24, 2010 to January 28, 2013 he also shared the responsibilities of the Chief Financial Officer position with a former executive.

(8)	Mr. Fast retired as Chief Executive Officer on January 31, 2014. He also served as President from 1999 to January 28, 2013, when Mr. Mitchell was appointed President.

2014 GRANTS OF PLAN-BASED AWARDS

The following table gives further details of 2014 compensation as disclosed in the second, third and fourth columns of the Summary Compensation Table.

In the table below, the rows labeled “Annual Incentive Plan” disclose target bonuses set in February 2014, at which time business performance targets were also fixed. The column headings in relation to the Annual Incentive Plan are as follows:

•

“Threshold” is the amount which would have been payable if actual performance compared to each target was at a predetermined minimum level (for example, if adjusted earnings per share had been at $3.72, or 80% of the target level), and below which no amount would have been payable;

•	“Target” is the amount which would have been payable if actual performance had been exactly equal to each of the targets; and

•

“Maximum” is the amount which would have been payable if actual performance had been a predetermined percentage above the target (for example, if adjusted earnings per share had been $5.58, or 120% of the target level, or greater).

Note that the amount shown in the Summary Compensation Table for 2014 under the heading “Non-Equity Incentive Plan Compensation” is the cash bonus actually paid, which was determined entirely by the performance of the business as compared to the targets set at the beginning of the year.

The rows labeled “Performance RSU” disclose the target numbers of shares which may vest at the end of 2016 in respect of grants made in January 2014. Vesting will be based on the TSR of Crane Co. stock relative to the other companies in the S&P Midcap 400 Capital Goods Group over the three-year period 2014—2016. The column headings in relation to the Performance RSUs are as follows:

•	“Threshold” is the number of shares which will vest if Crane Co.’s TSR is at the 35th percentile as compared with the comparator group, and below which no amount will vest;

•	“Target” is the number of shares which will vest if Crane Co’s TSR is at the 50th percentile (median) of the group; and

•

“Maximum” is the number of shares which will vest if Crane Co.’s TSR is at the 70th percentile or higher (however, if Crane Co.’s TSR is negative, the number of shares will not be higher than 100% of target).

In no event will the aggregate value of the shares earned exceed 3.5 times the value of the target number of shares determined at the beginning of the performance period.

The column headed “Grant Date Fair Value” shows the grant date fair value of the Performance RSUs, calculated using a formula based on the probability of various outcomes. This amount also appears in the Summary Compensation Table under the heading “Stock Awards”; see footnote 1 to the Summary Compensation Table. The value of the shares that actually vest at the end of 2016, if any, may be higher or lower than the grant date fair value.

The rows labeled “Stock Option” disclose the number of stock options granted in January 2014, in respect of the executive’s performance during the previous year and as an incentive for performance during future years. The amount under the heading “Grant Date Fair Value,” calculated using the Black-Scholes formula, also appears in the Summary Compensation Table under the heading “Option Awards”; see footnote 2 to the Summary Compensation Table.

Name	Type of Award	Grant Date (1)	Estimated possible payouts under non-equity incentive plan awards (2)			Estimated future payouts under equity incentive plan awards (3)			All Other Stock Awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/sh) (4)	Grant date fair value of stock and option awards (5)
			Threshold	Target	Max.	Threshold	Target	Max.
M. H. Mitchell	Annual Incentive Plan	1/27//2014	$425,000	$850,000	$1,700,000
	Performance RSU	1/27//2014				14,225	28,450	49,788				$1,740,002
	Stock Option	1/27//2014								92,283	$64.78	$1,159,997
R.A. Maue	Annual Incentive Plan	1/27//2014	$180,515	$361,030	$722,060
	Performance RSU	1/27//2014				2,657	5,314	9,300				$325,004
	Time-Based RSU	1/27//2014							1,505			$97,494
	Stock Option	1/27//2014								18,099	$64.78	$227,504
A. I. duPont	Annual Incentive Plan	1/27//2014	$143,290	$286,580	$573,160
	Performance RSU	1/27//2014				2,306	4,611	8,069				$282,009
	Time-Based RSU	1/27//2014							1,306			$84,603
	Stock Option	1/27//2014								15,704	$64.78	$197,399
L. V. Pinkham	Annual Incentive Plan	1/27//2014	$152,880	$305,760	$611,520
	Performance RSU	1/27//2014				2,575	5,150	9,013				$314,974
	Time-Based RSU	1/27//2014							1,459			$94,514
	Stock Option	1/27//2014								17,542	$64.78	$220,503
K. R. Salovaara	Annual Incentive Plan	1/27//2014	$123,760	$247,520	$495,040
	Performance RSU	1/27//2014				2,044	4,088	7,154				$250,022
	Time-Based RSU	1/27//2014							4,245			$274,991
	Stock Option	1/27//2014								13,922	$64.78	$175,000
E. C. Fast	None

(1)	All grants of PRSUs and stock options were effective as of the date on which the Compensation Committee voted to approve them.

(2)	The amounts shown for Messrs. Mitchell, Maue, duPont and Salovaara are the estimated payouts under the Annual Incentive Plan at the time the performance targets and target bonus percentages were approved by the Compensation Committee on February 27, 2014. On January 26, 2015 the Committee approved a bonus payout at 73% of target for 2014 for each of the corporate named executive officers. The amounts shown for Mr. Pinkham are based on a target bonus of 70% of his base salary of $436,800; the amount actually paid was 49.3% of his target bonus of $305,760; Mr. Pinkham also received a bonus of $46,573 on a pro-rated basis for serving six months as acting president of the Company’s ChemPharma Energy business, representing a bonus payout of 30.5% of target. The actual amounts paid were determined in January 2015 on the basis of audited results for 2014 and were paid in February 2015, and those amounts are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2014.

(3)	Amounts shown are the estimated number of shares which will vest in respect of grants of Performance-Based Restricted Share Units made on January 27, 2014 under the 2013 Stock Incentive Plan. The actual number of shares which will vest will be determined at year-end 2016 with reference to the ranking of Crane Co.’s total shareholder return among the total shareholder return of the S&P Midcap 400 Capital Goods Group over the period from January 1, 2014 through December 31, 2016. See “Stock-Based Compensation—Grants in 2014” in the Compensation Discussion and Analysis above.

(4)	The exercise price of options is the fair market value of Crane Co. stock on the date of grant, determined in accordance with the terms of that Plan by taking the closing market price on the date of grant.

(5)	The grant date fair values of PRSUs, TRSUs and stock options are as follows, calculated in each case in accordance with FASB ASC Topic 718:

Type of Equity Award	Value	Method of Valuation
Performance RSUs	$61.16	Monte Carlo pricing model
Time-based RSUs	$64.78	Closing trading price on grant date
Stock Options	$12.57	Black-Scholes pricing model

ANNUAL COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

This discussion should be read together with the 2014 Summary Compensation Table on page 38 and the 2014 Grants of Plan-Based Awards table on page 40.

Base Salary—The base annual salary of the Chief Executive Officer, Mr. Mitchell, is determined by the Compensation Committee and approved by the Board of Directors. The base annual salary of each of the other NEOs is determined by the Chief Executive Officer and approved by the Committee.

Based on the base salaries of the named executive officers, as well as the fair value of equity awards, non-equity incentive plan awards and other compensation granted to them in 2014, base salary and bonus accounted for approximately 24.5% of the aggregate total compensation of the NEOs other than Mr. Fast.

Stock Awards—PRSUs and Time-Based RSUs—In 2014 the Compensation Committee made grants of Performance-Based Restricted Share Units (PRSUs) to certain key executives, including the named executive officers. The PRSUs will vest, if at all, at the end of 2016, as determined with reference to the percentile ranking of the total shareholder return (share price appreciation plus reinvested dividends), or “TSR,” of Crane Co. common stock for the period from January 1, 2014 through December 31, 2016, as compared to the TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. The Committee also made grants of time-based Restricted Share Units (“TRSUs”), which will vest as to one-fourth of the award on the first, second, third and fourth anniversaries of the date of grant.

The grants were made pursuant to the 2013 Stock Incentive Plan. See “Potential Payments Upon Termination or Change in Control” for a description of treatment of the PRSUs upon termination of employment.

Option Awards—In January 2014, consistent with previous practice, Crane Co. made annual grants of stock options to executives and other key employees including the named executive officers. Options become exercisable 25% per year over four years, and expire, unless exercised, ten years after grant. The exercise price of the options granted on January 27, 2014 was $64.78, which was the fair market value of Crane Co. stock on the date of grant, calculated in accordance with the terms of the 2013 Stock Incentive Plan by taking the closing price on the grant date. See “Potential Payments Upon Termination or Change in Control” for a description of treatment of the options upon termination of employment.

Non-Equity Incentive Plan Compensation—In January 2014, the Compensation Committee made target bonus awards pursuant to the Annual Incentive Plan to each of the Company’s executive officers (including the named executive officers). The awards became payable in cash in the first quarter of 2015 to the extent that certain performance targets were met during 2014. The target awards are shown in the Grants of Plan-Based Awards table on page 41; the amounts shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2014 are the actual amounts paid.

Other Compensation—The amounts appearing in the Summary Compensation Table under the caption “All Other Compensation” are disaggregated in footnote 5 to the table.

2014 Option Exercises and Stock Vested

The following table provides information on all exercises of stock options, and all vestings of restricted stock, TRSUs and PRSUs, for each of the named executive officers during 2014.

The value realized on exercise of options is computed by multiplying the number of shares acquired upon exercise by the difference between the market price of the shares on the applicable exercise date (calculated as the closing price on that date, or, if the shares received were concurrently sold, as the price actually obtained), and the exercise price of the options. The value realized on vesting of restricted stock and TRSUs is computed by multiplying the number of shares by the market price on the applicable vesting date (calculated as the closing price on that date).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares/Units Acquired on Vesting (#)	Value Realized on Vesting ($)
M. H. Mitchell	30,000	$1,338,600	14,690	$910,364
R. A. Maue	15,000	$848,696	6,840	$426,818
A. I. duPont	7,500	$433,725	8,607	$529,129
L. V. Pinkham	9,367	$247,375	3,463	$211,320
K. R. Salovaara	—	—	854	$60,274
E. C. Fast	285,925	$8,696,996	133,596	$8,341,465

2014 Outstanding Equity Awards at Fiscal Year-End

The following table shows for each named executive officer, as of December 31, 2014: (1) under the heading “Option Awards,” the number of unexercised options, whether exercisable or unexercisable, with the exercise price and expiration date of each grant; (2) the number and market value of unvested shares of restricted stock, unvested time-based RSUs and unvested retirement shares; and (3) the number and market value of unearned performance-based RSUs. No such awards have been transferred by any of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
M. H. Mitchell						3,742	$219,655
								39,784	$2,335,306
	40,000	0		$31.94	1/25/2016
	30,000	10,000	(5)	$43.72	1/24/2017
	18,750	6,250	(6)	$46.52	5/23/2017
	25,000	25,000	(7)	$50.03	1/23/2018
	10,191	30,574	(8)	$48.59	1/28/2019
	0	92,283	(9)	$64.78	1/27/2024
R. A. Maue						3,144	$184,553
								13,610	$798,922
	15,000	0		$31.94	1/25/2016
	15,000	5,000	(5)	$43.72	1/24/2017
	11,500	11,500	(7)	$50.03	1/23/2018
	4,367	13,104	(8)	$48.59	1/28/2019
	0	18,099	(9)	$64.78	1/27/2024
A. I. duPont						17,248	$1,012,458
								12,585	$738,740
	15,000	0		$31.94	1/25/2016
	20,250	6,750	(5)	$43.72	1/24/2017
	11,500	11,500	(7)	$50.03	1/23/2018
	4,099	12,297	(8)	$48.59	1/28/2019
	0	15,704	(9)	$64.78	1/27/2024
L. V. Pinkham						8,848	$519,378
								13,528	$794,108
	5,000	10,000	(10)	$41.42	10/22/2018
	0	13,104	(8)	$48.59	1/28/2019
	0	17,542	(9)	$64.78	1/27/2024
K. R. Salovaara						5,808	$340,930
								10,425	$611,933
	15,000	5,000	(6)	$46.52	5/23/2017
	9,000	9,000	(7)	$50.03	1/23/2018
	3,341	10,026	(8)	$48.59	1/28/2019
	—	13,922	(9)	$64.78	1/27/2024

(1)	Options vest on the dates indicated in the corresponding footnote; options also vest (or continue to vest per schedule in case of retirement for certain awards) upon death, disability, retirement or termination after a change in control. Retirement for this purpose for options granted in 2010 or later generally means termination of employment after age 65, or after age 62 with at least ten years of service.

(2)	Figures in this column include retirement shares and time-based RSUs. Time-based RSUs vest according to the following schedule:

Vesting Date	Mitchell	Maue	duPont	Pinkham	Salovaara
January 24, 2015	500	250	338	—	—
January 27, 2015	—	376	327	365	1,061
January 28, 2015	1,081	463	435	463	354
May 23, 2015	—	—	—	—	500
October 22, 2015	—	—	—	3,000	—
January 27, 2016	—	376	326	365	1,061
January 28, 2016	1,080	463	434	463	354
October 22, 2016	—	—	—	3,000	—
January 27, 2017	—	376	327	365	1,061
January 28, 2017	1,081	463	435	463	355
January 27, 2018	—	377	326	364	1,062

For all grants, vesting also occurs (or continues to occur per schedule in case of retirement for certain awards) upon death, disability or retirement, or upon a change in control. Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least ten years of service.

Retirement-based restricted shares held by Mr. duPont will vest according to the following schedule:

Vesting Date
January 24, 2015	6,600
January 23, 2016	800
January 28, 2018	6,900

Retirement-based restricted shares will also vest fully upon normal retirement at age 65.

(3)	Computed using a price of $58.70 per share, which was the closing market price of Crane Co. stock on the last trading day of 2014.

(4)	The Performance-Based Restricted Share Units (PRSUs) granted in 2012 did not vest on December 31, 2014 because the minimum vesting condition was not satisfied. The PRSUs granted in 2013 and 2014 will vest, if at all, on December 31, 2015 and December 31, 2016, respectively, as determined with reference to the percentile ranking of the total shareholder return (share price appreciation plus reinvested dividends), or TSR, of Crane Co. common stock for the three year period ending on that date, as compared to the TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. Pursuant to Securities and Exchange Commission rules, the hypothetical amounts shown in the table do not include the PRSUs granted in 2012, and are based on the assumption that the 2013 PRSUs will vest at the maximum (175%} level, and that the 2014 PRSUs will vest at the threshold (5O%) level. There can be no assurance, however, that the Company’s TSR for a full vesting period will be sufficient for the PRSUs to vest, if at all, at any particular level. See “Annual Compensation of the Named Executive Officers—Stock Awards—RSUs and PRSUs” above.

(5)	The unvested portion of this option grant will vest 100% on January 24, 2015.

(6)	The unvested portion of this option grant will vest 100% on May 23, 2015.

(7)	The unvested portion of this option grant will vest 75% on January 23, 2015 and 100% on January 23, 2016.

(8)	The unvested portion of this option grant will vest 50% on January 28, 2015; 75% on January 28, 2016; and 100% on January 28, 2017.
(9)	This option grant will vest 25% on January 27, 2015; 50% on January 27, 2016; 75% on January 27, 2017; and 100% on January 27, 2018.

(10)	The unvested portion of this option grant will vest 75% on October 22, 2015 and 100% on October 22, 2016.

Retirement Benefits

Employees Hired in 2006 and After (defined contribution)—For employees hired on or after January 1, 2006, Crane Co. provides a retirement benefit equal to three percent of covered compensation as described below, which amount is invested in the Crane Co. Savings and Investment Plan (401(k) plan) at the direction of the employee. Mr. Maue, Mr. Pinkham and Mr. Salovaara and six other executive officers are covered by this retirement benefit. These defined contribution amounts are not included in the Pension Benefits table below.

Employees Hired Prior to 2006 (defined benefit)—All officers of Crane Co. hired before January 1, 2006, including Messrs. Mitchell and duPont, are participants in Crane Co.’s Pension Plan for All Eligible Employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service unless employment is terminated prior to normal or other retirement or death, as determined by applicable law and the plan. The plan was “frozen” as of December 31, 2012; no further benefits will accrue in respect of service after that date. Effective January 1, 2013 all executive officers and other employees who were participants in the pension plan receive the annual retirement benefit described in the preceding paragraph.

The annual pension benefits payable under the pension plan are equal to 1 2/3% per year of service of the participant’s average annual compensation during the five highest compensated consecutive years (prior to 2013) of the 10 years of service immediately preceding retirement less 1 2/3% per year of service of the participant’s Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less (i) reimbursements or other expense allowances; (ii) cash and noncash fringe benefits (including automobile allowances); (iii) moving expenses (including “home allowances”); (iv) deferred compensation; (v) welfare benefits; (vi) severance pay; (vii) amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of stock acquired under a qualified stock option; and (viii) amounts realized when restricted stock (or property) held by the employee is recognized in the employee’s taxable income under Section 83 of the Internal Revenue Code. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus any payout under the non-equity incentive plan compensation for the immediately preceding year. However, the tax code limits the total compensation taken into account for any participant under the pension plan. That limit was $260,000 for 2014, and is subject to adjustment in future years.

Retirement Shares and Benefit Equalization Plan—Prior to 2008, certain executives participating in the Pension Plan for All Eligible Employees received periodic, discretionary awards of restricted stock (“Retirement Shares”) calculated by the Company’s actuaries to make up that portion of the retirement benefit (at normal retirement at age 65) under the Company’s pension plan that would not be payable due to the tax code limit on the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. In January 2008, at the recommendation of the Compensation Committee, the Board of Directors adopted a Benefit Equalization Plan, a non-qualified, non-elective deferred compensation plan, under which participating executives will receive a retirement benefit intended to restore this benefit. The Benefit Equalization Plan is designed only to restore retirement benefits under the Company’s regular pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. The original grant value of all grants of Retirement Shares that have vested at or prior to the date of retirement is deducted in determining the benefit payable under the Benefit Equalization Plan. Benefits accrued under this plan are not funded or set aside in any manner. The Benefit Equalization Plan was amended and restated effective December 8, 2008 to provide that, in the event of retirement at age 62 or older with ten years of service, a participating executive would be eligible to receive benefits under the Plan without the reduction factor set forth in the Company’s tax-qualified pension plan of 3% per year prior to age 65. Like the Pension Plan for All Eligible Employees, the Benefit Equalization Plan was “frozen” as of December 31, 2012; no further benefits will accrue in respect of service after that date.

See “Nonqualified Deferred Compensation Benefits” below regarding certain employer contributions to the Benefit Equalization Plan for the year 2013 and after.

The table below sets forth the number of years of credited service and the present value at December 31, 2014 of the accumulated benefit under the Pension Plan and the Benefit Equalization Plan for each of the named executive officers covered by those plans.

2014 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
M. H. Mitchell	Crane Co. Pension Plan for	10	$265,494	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	10	$646,665	—
A. I. duPont	Crane Co. Pension Plan for	18	$777,468	—
	Eligible Employees
	Crane Co. Benefit Equalization Plan	18	$1,219,054	—
E. C. Fast (2)	Crane Co. Pension Plan for	14		$18,153
	Eligible Employees
	Crane Co. Benefit Equalization Plan	14		$350,128

(1)	The actuarial present value of each participant’s accumulated pension benefit is determined using the same assumptions and pension plan measurement date used for financial statement reporting purposes. The actual retirement benefit at normal retirement date payable under the Pension Plan for Eligible Employees is subject to an additional limit under the tax code which, for 2014, does not permit annual retirement benefit payments to exceed the lesser of $210,000 or the participant’s average compensation for the participant’s three consecutive calendar years of highest compensation, subject to adjustment for future years. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with Crane Co. or 10 years of participation in the defined benefit plan.

(2)	Mr. Fast retired as of January 31, 2014.

Nonqualified Deferred Compensation Benefits

The Benefit Equalization Plan was amended effective January 1, 2014 to add a defined contribution component that restores the tax-limited portion of the non-matching company contribution under the Company’s 401(k) plan. That benefit is currently three percent of a participant’s annual salary plus bonus in excess of the Internal Revenue Code compensation limit that applies under the 401(k) plan. Contributions earn interest during a plan year at a rate equal to the average 10-year Treasury Constant Maturities for the month of December immediately preceding such plan year. The contributions become vested based on the participant’s years of service at the rate of 20% per year over five years. Vested contributions, as adjusted for interest, are payable in a lump sum cash payment six months after termination of employment.

The following table shows information about the participation by each named executive officer in the Benefit Equalization Plan with respect to this employer contribution. The named executive officers do not participate in any other defined contribution nonqualified deferred compensation plans.

2014 Nonqualified Deferred Compensation

Name	Executive Contributions in 2014 ($)	Employer Contributions in 2014 (1) ($)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2014 ($)
M. H. Mitchell	—	$34,520	$631	—	$56,906
R.A. Maue	—	$19,607	$338	—	$31,594
A. I. duPont	—	$15,098	$329	—	$26,789
L. V. Pinkham	—	$15,108	$213	—	$22,677
K. R. Salovaara	—	$11,366	$197	—	$18,355
E. C. Fast	—	—		—	—

(1)	Amounts in this column were included in “All Other Compensation” in the Summary Compensation Table for 2014.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion describes and quantifies the benefits that each of the named executive officers (except for Mr. Fast, who retired on January 31,2014) would have received under a variety of circumstances, assuming that each had taken place on December 31, 2014: (1) the executive resigns voluntarily; (2) the executive is involuntarily terminated, either directly or constructively; (3) the executive retires; (4) the executive dies or becomes permanently disabled while employed; (5) a change in control of Crane Co. takes place; and (6) the executive is terminated following a change in control of Crane Co.

Payments or other benefits would be due to the named executive officers, under the described circumstance, under the following plans and agreements:

Change in Control Agreements.    Each of the named executive officers has an agreement which, in the event of a change in control of Crane Co., provides for the continuation of the employee’s then current base salary, bonus plan and benefits for the three year period following the change in control. The agreements are for a three year period, but are automatically extended annually by an additional year unless Crane Co. gives notice that the period shall not be extended.

Upon termination within three years after a change in control, by Crane Co. without “Cause” or by the employee with “Good Reason” (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year’s bonus or the average bonus paid in the three prior years, plus three times the sum of his or her annual salary and the greater of the last year’s bonus or the average of the previous three years’ bonuses. All accrued deferred compensation and vacation pay, employee benefits, medical coverage and other benefits also continue for three years (or until normal retirement) after termination. If a change in control had taken place on December 31, 2014, and employment had terminated immediately thereafter, each of the named executive officers having change in control agreements would have become entitled to payments under this provision in the following amounts: Mr. Mitchell, $5,885,436; Mr. Maue, $3,601,939; Mr. duPont, $3,290,792; Mr. Pinkham, $2,514,656; and Mr. Salovaara, $2,474,656. The Company’s best estimate of the value of the continuation for three years (or until normal retirement) of each executive’s medical coverage and other benefits is as follows: Mr. Mitchell, $54,078; Mr. Maue, $52,917; Mr. duPont, $50,039; Mr. Pinkham, $21,501; and Mr. Salovaara, $52,015.

“Cause” under the change in control agreements generally includes, among other things, personal dishonesty or certain breaches of fiduciary duty; repeated, willful and deliberate failure to perform the executive’s specified duties; the commission of a criminal act related to the performance of duties; distributing proprietary confidential information about the Company; habitual intoxication by alcohol or other drugs during work hours; or conviction of a felony.

“Good Reason” under the change in control agreements includes, among other things, any action by Crane Co. which results in a diminution in the position, authority, duties or responsibilities of the employee.

Benefit Equalization Plan.    Mr. Mitchell, Mr. Maue, Mr. duPont, Mr. Pinkham and Mr. Salovaara participate in the Benefit Equalization Plan described in the Compensation Discussion and Analysis at page 32 and under the caption “Retirement Benefits” on page 45. Assuming their separation from service as of December 31, 2014, they would have become entitled to the following benefits under the defined benefit and defined contribution portions of the Benefit Equalization Plan: Mr. Mitchell, $646,665 and $56,906; Mr. Maue, nil and $31,594; Mr. duPont, $1,219,054 and $26,789; Mr. Pinkham, nil and $22,677; and Mr. Salovaara, nil and $18,355. In the event of a participant’s death, one-half of the benefit would be payable to the participant’s beneficiary.

Restricted Stock Units.    Under the terms of the Stock Incentive Plan and applicable award agreements, any unvested RSUs (including PRSUs) are generally forfeited in the event of resignation or termination, subject to the following exceptions: (i) in case of death or disability, the awards vest in full, and (ii) in case of retirement, the awards continue to vest according to schedule, subject to the executive’s compliance with a covenant not to compete. Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least ten years of service. Vesting of PRSUs is not determined until after the applicable performance period based on the actual performance results. In case of a change in control, (i) for awards granted before January 2013, unvested awards become fully vested upon the change in control and (ii) for awards granted in January 2013 and later, vesting is accelerated only if employment is terminated, involuntarily or for Good Reason, within two years after the change in control. For PRSUs vesting in connection with a change in control, the number vesting is generally based on performance results determined through the date immediately before the change in control, although for PRSUs granted in January 2013 or later, if the change in control occurs during the first half of the performance period, the number of PRSUs vesting is based on target performance. If the then unvested RSUs (including PRSUs) owned by each of the named executive officers had become vested as of December 31, 2014, and assuming the value of Crane Co. stock to be $58.70 per share, the closing price on the last trading day of 2014, the aggregate value to each of the named executive officers would have been as follows: Mr. Mitchell, $982,664; Mr. Maue, $511,542; Mr. duPont, $479,923; Mr. Pinkham, $846,367; and Mr. Salovaara, $591,122.

Stock Options.    Under the terms of the existing stock option grants under the Stock Incentive Plans, any options previously granted but not exercisable at the time of termination are cancelled in the event of voluntary or involuntary termination of employment, subject to the following exceptions: (i) in case of death or disability, any unvested options become immediately exercisable, and (ii) in case of retirement, the options continue to become vested and exercisable per schedule subject to compliance with a covenant not to compete with the Company. In case of a change in control, (i) for awards granted before January 2013, unvested awards become fully vested upon a termination of employment after the change in control and (ii) for awards granted in January 2013 and later, vesting is accelerated only if employment is terminated, involuntarily or for Good Reason, within two years after the change in control. Vested options remain exercisable for a period following termination of employment, as stated in the applicable award agreement, generally ranging from 90 days to the full option term (depending on the reason for termination and the year of grant). If the then unvested stock options of each of the named executive officers had become exercisable as of December 31, 2014, and assuming the value of Crane Co. stock to be $58.70 per share, the closing price on the last trading day of 2014, the aggregate value to each of the named executive officers of exercising the options on that date would have been as follows: Mr. Mitchell, $751,778; Mr. Maue, $307,086; Mr. duPont, $325,143; Mr. Pinkham, $305,281; and Mr. Salovaara, $240,293.

Severance Pay.    Crane Co.’s stated severance policy is to pay salaried employees one week per year of service upon termination for the convenience of Crane Co.; however, Crane Co.’s prevailing practice on severance in the case of executive officers is to pay the executive an amount equal to one year’s base salary, either in a lump sum or by continuation of biweekly payroll distributions, at the election of the executive, with medical, dental and other welfare benefits and pension benefits continuing during such period. Under this practice, if each of the named executive officers had been terminated as of December 31, 2014, the severance to which they would have been entitled (including the estimated value of continuation of welfare benefits) would have been as follows: Mr. Mitchell, $868,026; Mr. Maue, $499,012; Mr. duPont, $426,080; Mr. Pinkham, $487,667; and Mr. Salovaara, $370,938.

The table below reflects the estimated aggregate compensation that each of the named executive officers would receive in the event of such executive’s voluntary resignation, involuntary termination, normal retirement at age 65, death or disability, change in control and termination following a change of control. The amounts shown assume that such termination was effective as of December 31, 2014, and include amounts earned through that date. They are therefore not equivalent to the amount that would be paid out to the executive upon termination at another time.

Name	Voluntary Resignation (1)	Involuntary Termination	Retirement	Death or Disability	Change in Control	Change in Control and Termination
M. H. Mitchell	$703,571	$1,571,597	$2,438,013	$2,086,228	$792,359	$8,377,527
R. A. Maue	$31,594	$530,606	$850,222	$834,425	$341,664	$4,505,078
A. I. duPont	$1,245,843	$1,671,922	$2,890,319	$2,267,398	$1,166,126	$6,231,150
L. V. Pinkham	$22,677	$510,344	$1,174,325	$1,162,987	$326,989	$3,710,482
K. R. Salovaara	$18,355	$389,293	$849,770	$840,592	$279,542	$3,376,440

(1)	Amounts in this column represent the present value of benefits that would be payable over a period of years under the Benefit Equalization Plan. See “Retirement Benefits” on page 45.

OTHER AGREEMENTS AND INFORMATION

Indemnification Agreements.    Crane Co. has entered into indemnification agreements with Mr. Mitchell, each other director, Messrs. Maue, duPont, Pinkham and Salovaara, and the eight other executive officers of Crane Co., the form of which was approved by the shareholders at the 1987 Annual Meeting. The indemnification agreements require Crane Co. to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances of expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against the indemnified person arising out of services as a director, officer, employee, trustee, agent or fiduciary of Crane Co. or for another entity at the request of Crane Co., and either to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of such insurance.

Use of Company Aircraft.    Crane Co. has entered into time share agreements with Mr. Evans Mr. Mitchell and Mr. Fast regarding personal use of the corporate aircraft, including aircraft leased by Crane Co. from a third party operator. The agreements with Mr. Evans and Mr. Fast became effective on January 1, 2004 and were renewed on January 30, 2007; the agreement with Mr. Fast was terminated as of his retirement date, January 31, 2014. The agreement with Mr. Mitchell became effective January 31, 2014. Under the agreements, Crane Co. agrees to lease the aircraft to the executive pursuant to federal aviation regulations and to provide a qualified flight crew, and the executive agrees to pay Crane Co. for each flight an amount equal to the lesser of (i) the amount calculated for personal use of aircraft under Department of Treasury regulations or (ii) the sum of specified expenses actually incurred for such flight. Effective January 1, 2009, the agreement with Mr. Evans was amended to provide that he pay the aggregate incremental cost of aircraft operation. The agreement with Mr. Mitchell provides that the executive is not required to reimburse the Company for personal use until the aggregate incremental cost reaches $100,000, and thereafter is required to reimburse the Company for all incremental cost incurred above that amount. During 2014, the aggregate incremental cost to Crane Co. for personal use of the aircraft by Messrs. Evans and Mitchell, less amounts paid by them under the time share agreements, was $0 and $76,546, respectively. Such incremental costs include fuel, landing fees, parking fees, temporary hangar charges, flight crew meals and lodging, and, for chartered aircraft, the entire charter fee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

For the year ended December 31, 2014, based solely upon our review of the reports filed by our directors and executive officers under Section 16(a) and representations provided to us by our directors and executive officers, we believe that each director and executive officer filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 on time.

MISCELLANEOUS MATTERS

Solicitation of Proxies.    Crane Co. will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, e-mail and fax by directors, officers and employees of Crane Co., who will undertake such activities without additional compensation. To aid in the solicitation of proxies, Crane Co. has retained The Proxy Advisory Group, LLC, which will receive a fee for its services of $15,000 plus disbursements. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities, and will be reimbursed for their reasonable expenses in forwarding such material.

Next Annual Meeting; Shareholder Proposals.    The By-Laws provide that the Annual Meeting of Shareholders will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2016 Annual Meeting must be received for inclusion in the proxy statement and form of proxy relating to that meeting on or before November 17, 2015. In addition, under the By-Laws, if security holders intend to nominate directors or present proposals at the 2016 Annual Meeting other than through inclusion of such proposals in the proxy materials for that meeting, then Crane Co. must receive notice of such nominations or proposals no earlier than December 29, 2015 and no later than January 28, 2016. If we do not receive notice by that date, then such proposals may not be presented at the 2014 Annual Meeting.

We urge shareholders who do not expect to attend in person to sign, date and return the enclosed proxy in the envelope provided, or to use the internet address or the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

By Order of the Board of Directors,

AUGUSTUS I. DUPONT

Secretary

CRANE

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card

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1. Election of Directors:

	For	Against	Abstain
01 - Martin R. Benante (term expiring 2018)	☐	☐	☐
02 - Donald G. Cook (term expiring 2018)	☐	☐	☐
03 - R.S. Evans (term expiring 2018)	☐	☐	☐
04 - Ronald C. Lindsay (term expiring 2018)	☐	☐	☐

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B Non-Voting Items

Change of Address — Please print new address below.

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Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 8:00 a.m., Eastern Daylight Time on April 27, 2015, except as set forth on the reverse with respect to Crane Co. Savings and Investment Plan shares. Vote by Internet • Go to www.investorvote.com/cr • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Martin R. Benante 02 - Donald G. Cook 03 - R.S. Evans (term expiring 2018) (term expiring 2018) (term expiring 2018) 04 - Ronald C. Lindsay (term expiring 2018) For Against Abstain For Against Abstain 2. Ratification of selection of Deloitte & Touche LLP as 3. Say on Pay - An advisory vote to approve independent auditors for the Company for 2015. executive compensation. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

INVESTOR INFORMATION Visit our web site at www.craneco.com where you will find detailed information about the Company, its business segments and its financial performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site. You may automatically receive e-mail notification of Crane Co. news, SEC filings, and daily closing stock price by clicking “Investors” and then “Email Signup” at www.craneco.com. Once your name has been added to our distribution list, the Company will automatically e-mail you news and information as it is released. You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327). ELECTRONIC DELIVERY OF PROXY MATERIALS Shareholders can elect to receive Proxy Materials (proxy statement, annual report and proxy card) over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of Proxy Materials, you may register your authorization at www.computershare.com/investor. You can locate your account number on your stock certificate, dividend check or plan statement. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Crane Co. Annual Meeting of Shareholders April 27, 2015 This Proxy is Solicited on Behalf of the Board of Directors. The undersigned does hereby appoint and constitute R. S. Evans, M. H. Mitchell and A. I. duPont and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 27, 2015 at the Annual Meeting of Shareholders of Crane Co. to be held in the First Floor Conference Room, 200 First Stamford Place, Stamford, Connecticut on Monday, April 27, 2015 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting. This proxy also covers all shares, if any, for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Crane Co. Savings and Investment Plan. If voting instructions for such Savings and Investment Plan shares are not received by the proxy tabulator by April 20, 2015 it will be treated as directing the Plan’s Trustee to vote shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or Internet web site on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees, and FOR Proposals 2 and 3.

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Martin R. Benante 02 - Donald G. Cook 03 - R.S. Evans + (term expiring 2018) (term expiring 2018) (term expiring 2018) 04 - Ronald C. Lindsay (term expiring 2018) For Against Abstain For Against Abstain 2. Ratification of selection of Deloitte & Touche LLP as 3. Say on Pay - An advisory vote to approve independent auditors for the Company for 2015. executive compensation. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UP X 2258402 +

INVESTOR INFORMATION Visit our web site at www.craneco.com where you will find detailed information about the Company, its business segments and its financial performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site. You may automatically receive e-mail notification of Crane Co. news, SEC filings, and daily closing stock price by clicking “Investors” and then “Email Signup” at www.craneco.com. Once your name has been added to our distribution list, the Company will automatically e-mail you news and information as it is released. You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327). ELECTRONIC DELIVERY OF PROXY MATERIALS Shareholders can elect to receive Proxy Materials (proxy statement, annual report and proxy card) over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of Proxy Materials, you may register your authorization at www.computershare.com/investor. You can locate your account number on your stock certificate, dividend check or plan statement. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Crane Co. Annual Meeting of Shareholders April 27, 2015 This Proxy is Solicited on Behalf of the Board of Directors. The undersigned does hereby appoint and constitute R. S. Evans, M. H. Mitchell and A. I. duPont and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 27, 2015 at the Annual Meeting of Shareholders of Crane Co. to be held in the First Floor Conference Room, 200 First Stamford Place, Stamford, Connecticut on Monday, April 27, 2015 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting. This proxy also covers all shares, if any, for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Crane Co. Savings and Investment Plan. If voting instructions for such Savings and Investment Plan shares are not received by the proxy tabulator by April 20, 2015 it will be treated as directing the Plan’s Trustee to vote shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees, and FOR Proposals 2 and 3.